UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2023

TravelCenters of America Inc.

(Exact name of Registrant as specified in its charter)

Maryland	001-33274	20-5701514
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

24601 Center Ridge Road, Westlake, OH 44145-5639

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (440) 808-9100

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Shares of Common Stock, $0.001 Par Value Per Share	TA	The Nasdaq Stock Market LLC
8.25% Senior Notes due 2028	TANNI	The Nasdaq Stock Market LLC
8.00% Senior Notes due 2029	TANNL	The Nasdaq Stock Market LLC
8.00% Senior Notes due 2030	TANNZ	The Nasdaq Stock Market LLC

Securities registered pursuant to section 12(g) of the Act: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On February 15, 2023, TravelCenters of America Inc., a Maryland corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, BP Products North America Inc., a Maryland corporation (“Parent”), and Bluestar RTM Inc., a Maryland corporation and an indirect wholly-owned subsidiary of Parent (“Merger Subsidiary”), pursuant to which Merger Subsidiary will merge with and into the Company (the “Merger”), with the Company surviving the merger.

The Board of Directors of the Company (the “Board”) has unanimously (i) determined and declared that the Merger and the agreements ancillary to the Merger Agreement (the “Ancillary Agreements”) and the other transactions contemplated by the Merger Agreement and the Ancillary Agreements are advisable, (ii) approved the execution, delivery and performance of the Merger Agreement and the Ancillary Agreements, and, subject to the affirmative vote of the holders of a majority of the outstanding shares of common stock, par value $0.001 per share of the Company (“Company Stock” and such affirmative vote, the “Company Stockholder Approval”), the consummation of the transactions contemplated by the Merger Agreement and the Ancillary Agreements upon the terms and subject to the conditions set forth therein, (iii) directed that the approval of the Merger and the other transactions contemplated by the Merger Agreement be submitted to a vote of the holders of Company Stock at a meeting of the Company’s stockholders, (iv) resolved to include in the proxy statement that will be prepared in connection with the company stockholder meeting and the transactions contemplated by the Merger Agreement (the “Proxy Statement”) the recommendation of the Board to holders of Company Stock to vote in favor of approval of the Merger by the Company’s stockholders and (v) has taken all steps necessary pursuant to Section 3-603(c) of the Maryland General Corporation Law (the “MGCL”) to exempt the Agreement, the Ancillary Agreements, the Merger and the transactions contemplated thereby from the provisions of Section 3-602 of the MGCL.

As a result of the Merger, at the effective time of the Merger (the “Effective Time”), each share of Company Stock outstanding immediately prior to the Effective Time (other than shares of Company Stock (i) owned by Parent or Merger Subsidiary immediately prior to the Effective Time, or (ii) held by any Subsidiary (as defined in the Merger Agreement) of the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time), will be converted into the right to receive $86.00 in cash, without interest (the “Merger Consideration”).

Immediately prior to the Effective Time, each then-outstanding share of Company Stock granted subject to vesting or other lapse restrictions under any Company stock plan (each, a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time will vest in full and become free of such restrictions and will be converted into the right to receive the Merger Consideration under the same terms and conditions as apply to the receipt of the Merger Consideration by holders of Company Stock generally.

The closing of the Merger is subject to the satisfaction or waiver of certain conditions, including, among other things, (i) receipt by the Company of the Company Stockholder Approval, (ii) that there is no temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction in effect enjoining or otherwise prohibiting the consummation of the Merger, (iii) the expiration or termination of any applicable waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all other approvals under antitrust laws, (iv) the accuracy of the representations and warranties contained in the Merger Agreement (subject to specified materiality qualifiers), (v) compliance with the covenants and obligations under the Merger Agreement in all material respects; (vi) the absence of a material adverse effect with respect to the Company; and (vii) the execution, release and delivery of the Consent and Amendment Agreement (described further below).

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its Subsidiaries prior to the Effective Time.

The Merger Agreement also includes a covenant requiring the Company, subject to certain exceptions, not to solicit any acquisition proposal, enter into or participate or engage in any discussions or negotiations with, related to an acquisition proposal or enter into any letter of intent, acquisition agreement or other similar agreement relating to an acquisition proposal. Further, the Board will not withhold, withdraw, amend or modify, or publicly propose to do any of the foregoing, its recommendation in a manner adverse to Parent, adopt, approve or recommend to the Company stockholders an acquisition proposal, fail to reaffirm its recommendation within ten business days following Parent’s written request, fail to recommend against acceptance of a tender or exchange offer for shares of Company Common Stock within ten business days after the commencement thereof, nor fail to include its recommendation in the Proxy Statement. Notwithstanding these restrictions, at any time prior to obtaining the Company Stockholder Approval, if the Company has received a written, bona fide, unsolicited acquisition proposal from any third party (or a group of third parties) that the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or could reasonably be expected to lead to a superior proposal, and the failure to take the following actions would reasonably be expected to be inconsistent with its duties under applicable law, then the Company, directly or indirectly through certain specified representatives may, subject to certain conditions, engage in discussions with such third party and furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an acceptable confidentiality agreement. Further, at any time prior to obtaining the Company Stockholder Approval, in respect to a superior proposal received by the Company after the date of the Merger Agreement on an unsolicited basis, if the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably expected to be inconsistent with its duties under applicable law, the Board of Directors of the Company may, subject to compliance with certain conditions, (i) make an Adverse Recommendation Change (as defined in the Merger Agreement) or (ii) cause the Company to terminate the Merger Agreement in compliance with the terms of the Merger Agreement in order to enter into a binding written definitive agreement providing for such superior proposal.

The Merger Agreement contains certain termination rights for each of the Company and Parent. Upon termination of the Merger Agreement in accordance with its terms, under certain specified circumstances, the Company will be required to pay Parent a termination fee in an amount equal to $51.9 million, including if the Merger Agreement is terminated due to the Company accepting an unsolicited superior proposal or due to the Board changing its recommendation to the Company’s stockholders to vote to approve the Merger Agreement. The Merger Agreement further provides that Parent will be required to pay the Company a termination fee in an amount equal to $90.9 million in the event the Merger Agreement is terminated under certain specified circumstances and receipt of antitrust approval has not been obtained by such time.  Subject to certain exceptions and limitations, either party may terminate the Merger Agreement if the Merger is not consummated by November 15, 2023, subject to (x) an automatic 90-day extension and (y) an additional 90-day extension under certain circumstances.

Subject to the satisfaction of the conditions to the closing of the Merger, the Company expects the closing of the transactions contemplated by the Merger Agreement to occur by mid-year 2023.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Voting Agreements

In connection with the Merger Agreement, each of Service Properties Trust (“SVC”), which owns an aggregate amount of 7.8% of the Company’s shares outstanding and The RMR Group (“RMR”), which owns an aggregate amount of 4.1% of the Company’s shares outstanding, entered into agreements with Parent (each a “Voting Agreement”) pursuant to which, among other things, each of SVC and RMR has agreed to vote all of their shares of Company Stock beneficially owned by it and its subsidiaries to approve the Merger.

The obligations of each of SVC and RMR under the applicable Voting Agreement terminate upon the earliest to occur of (i) the Effective Time, (ii) the valid termination of the Merger Agreement pursuant to its terms or (iii) the effective date of a written agreement duly executed and delivered by Parent and SVC or RMR, as the case may be, terminating such Voting Agreement.

Consent and Amendment Agreement

The Company, its subsidiary TA Operating LLC (together with the Company, the “TCA Parties”), Parent, SVC and certain of SVC’s subsidiaries (together with SVC, the “SVC Parties”) also entered into a Consent and Amendment Agreement, dated as of February 15, 2023 (the “Consent and Amendment Agreement”), pursuant to which (i) the SVC Parties consented to the entry by the Company into the Merger Agreement and the consummation of the transactions contemplated thereby and any resulting change in control or assignment of the TCA Parties resulting from either or both of the Merger and such transactions, (ii) simultaneously with the Effective Time, TA Operating LLC and certain subsidiaries of SVC will amend and restate the existing leases between TA Operating LLC and certain subsidiaries of SVC and BP Corporation North America, Inc. and certain subsidiaries of SVC will amend and restate the guarantees by the Company in respect thereof and (iii) simultaneously with the Effective Time, the SVC Parties will sell certain trademarks to the Company for an amount equal to their net book value to be paid by Parent on behalf of the Company.

The foregoing description of the Consent and Amendment Agreement does not purport to be complete and is qualified in its entirety by reference to the Consent and Amendment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with approving the Company’s entry into the Merger Agreement, but prior to the execution of the Merger Agreement, upon the recommendation of the Compensation Committee of the Board, the Company’s Board of Directors approved an Executive Severance Agreement (collectively, the “Executive Agreements”) with each of Jonathan Pertchik, Chief Executive Officer of the Company, Barry Richards, President of the Company, Peter Crage, Executive Vice President and Chief Financial Officer of the Company, and Mark Young, Executive Vice President and General Counsel of the Company (each, an “Executive” and, collectively, the “Executives”). The Executive Agreements provide that no more than sixty (60) days following the closing of the Merger, each Executive will receive an amount in cash equal to (i) the sum of the Executive’s annual base salary and annual bonus paid to the Executive for the 2022 calendar year and (ii) a pro rata portion of the Executive’s annual bonus for the calendar year in which the closing of the Merger occurs in an amount equal to (x) the annual bonus paid to the Executive for the 2022 calendar year multiplied by (y) a fraction, the numerator of which is the number of days during the calendar year of the closing that elapsed prior to such closing and the denominator of which is 365 (together, the “Retention Bonus”). In order to receive a Retention Bonus, an Executive must remain employed by the Company through the closing of the Merger and execute and not revoke a release of claims in favor of the Company and its affiliates.

The foregoing description of the Executive Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the form of Executive Severance Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

On February 16, 2023, the Company issued a press release announcing entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.3 and is incorporated by reference herein.

Additional Information and Where to Find It

This Current Report on Form 8-K may be deemed solicitation material in respect of the proposed acquisition of the Company by Parent. This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, the Company plans to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. the Company may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC.

BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at a Company stockholder meeting to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in the Company’s proxy statement. Stockholders may obtain a free copy of the proxy statement and other documents the Company files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. The Company makes available free of charge on its investor relations website at ir.intersectent.com copies of materials it files with, or furnishes to, the SEC.

The proposed transaction will be implemented solely pursuant to the Merger Agreement, which contains the full terms and conditions of the proposed transaction.

Participants in the Solicitation

The Company and certain of its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on February 23, 2022, and its definitive proxy statement for the 2022 annual general meeting of stockholders, which was filed with the SEC on April 7, 2022. To the extent the holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts set forth in the Company’s proxy statement for its 2022 annual general meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Investors may obtain additional information regarding the interests of participants in the solicitation of proxies from the Company’s stockholders in connection with in the proposed transaction, which may, in some cases, be different than those of the Company’s stockholders generally, by reading the proxy statement relating to the proposed transaction when it is filed with the SEC and other materials that may be filed with the SEC in connection with the proposed transaction when they become available. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of the Company’s website at https://investors.ta-petro.com.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements,” including statements containing the words “expect,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. Statements that describe or relate to Parent’s or the Company’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements include, without limitation, the effect of the announcement of the proposed transaction on the ability of the Company to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom the Company does business, or on the Company operating results and business generally; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; the outcome of any legal proceedings related to the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; and business disruption following the proposed transaction. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors listed in the section entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2022, and those factors detailed from time to time in the Company’s other SEC reports including quarterly reports on Form 10-Q and current reports on Form 8-K. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description

2.1†	Agreement and Plan of Merger, dated as of February 15, 2023, by and among BP Products North America Inc., Bluestar RTM Inc. and TravelCenters of America Inc.

10.1†	Consent and Amendment Agreement, dated as of February 15, 2023, by and among the parties identified therein as the SVC parties, the parties identified therein as the TCA parties and BP Products North America Inc.

10.2	Form of Executive Severance Agreement

99.1	Press Release issued on February 16, 2023

104	Cover Page Interactive Data File, formatted in Inline XBRL.

†	Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2023

TravelCenters of America Inc.

By:	/s/ Peter J. Crage
Name:	Peter J. Crage
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

February 15, 2023

among

TRAVELCENTERS OF AMERICA INC.,

BP PRODUCTS NORTH AMERICA INC.,

and

BLUESTAR RTM INC.

i

(continued)

(continued)

(continued)

Page

Exhibit A — Articles of Incorporation of the Surviving Corporation

Exhibit B — Form of Estoppel Certificate

Annex I — Certain Stockholders of the Company

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 15, 2023 among TravelCenters of America Inc., a Maryland corporation (the “Company”), BP Products North America Inc., a Maryland corporation (“Parent”), and Bluestar RTM Inc., a Maryland corporation and an indirect wholly-owned subsidiary of Parent (“Merger Subsidiary”).

WHEREAS, the parties hereto intend to effect a merger in which Merger Subsidiary will be merged with and into the Company (the “Merger”), in accordance with the applicable provisions of the MGCL, with the Company surviving the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company has unanimously declared the Merger advisable and in the best interests of the Company and its stockholders and approved this Agreement, the Ancillary Agreements to which it or any of its Subsidiaries are party, the Merger and the other transactions contemplated hereby and thereby on substantially the terms and subject to the conditions set forth herein and therein, as the case may be, and resolved to recommend approval of the Merger by the Company’s stockholders and direct that the Merger and the other transactions contemplated hereby be submitted for approval by the Company’s stockholders;

WHEREAS, the Board of Directors of Merger Subsidiary has declared the Merger advisable and in the best interests of Merger Subsidiary and its stockholders and approved this Agreement, the Merger and the other transactions contemplated hereby on substantially the terms and subject to the conditions set forth herein and therein, as the case may be and directed that the Merger and the other transactions contemplated hereby be submitted for approval by the Merger Subsidiary’s stockholders;

WHEREAS, the Board of Directors of Parent has duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the Ancillary Agreements to which it or any of its Subsidiaries are party and the consummation by Parent of the transactions contemplated hereby and thereby on substantially the terms and subject to the conditions set forth herein and therein, as the case may be;

WHEREAS, Parent, as the indirect owner of Merger Subsidiary, intends to cause the sole stockholder of Merger Subsidiary to approve the Merger and the other transactions contemplated hereby on substantially the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, with effect from and after the Effective Time, and as a condition and material inducement to the willingness of Parent and Merger Subsidiary to enter into this Agreement, Parent, the Company, SVC and certain of its and their respective Affiliates are entering into the SVC Consent and Amendment Agreement, which provides that the following agreements will be entered into at or prior to the Closing in accordance with the terms of the SVC Consent and Amendment Agreement: (i) the Trademark Assignment Agreement, (ii) the Amended and Restated Lease Agreements and (iii)  the Amended and Restated Guaranty Agreements (the agreements provided in clause (i) through clause (iii), collectively, the “Closing Agreements”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, with effect from and after the Effective Time, and as a condition and material inducement to the willingness of Parent and Merger Subsidiary to enter into this Agreement, the certain stockholders of the Company set forth in Annex I hereto are entering into voting agreements with Parent, pursuant to which, among other things, such stockholders have agreed, in their capacity as stockholders of the Company, on the terms and subject to the conditions set forth therein, to, among other things, vote all of their Company Stock in favor of the Merger (the “Voting Agreements” and, together with the SVC Consent and Amendment Agreement, the “Ancillary Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article 1
Definitions

Section 1.1             Definitions.

(a)            As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated hereby, any written, bona fide, unsolicited offer, proposal, indication of interest or expression of interest of any Third Party (or any Group of Third Parties) relating to any transaction or series of related transactions involving (i) any acquisition or purchase, direct or indirect, of (A) assets equal to twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or to which twenty percent (20%) or more of the consolidated net revenues, net income or earnings of the Company and its Subsidiaries, taken as a whole, are attributable or (B) twenty percent (20%) or more of the equity interests outstanding or voting securities of the Company (or any other form of securities convertible into, or exchangeable or redeemable for, twenty percent (20%) or more of the equity interests outstanding or voting securities of the Company), (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning twenty percent (20%) or more of the equity interest outstanding or voting securities of the Company (or any other form of securities convertible into, or exchangeable or redeemable for, twenty percent (20%) or more of the equity interests outstanding or voting securities of the Company), or (iii) a merger, consolidation, statutory share exchange, business combination, recapitalization, reorganization, sale of all or substantially all of the assets, liquidation, dissolution or other similar transaction or series of transactions involving the Company or any of its Subsidiaries whose assets, net revenues, net income or earnings, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or to which twenty percent (20%) or more of the consolidated net revenues, net income or earnings of the Company and its Subsidiaries, taken as a whole, are attributable.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Amended and Restated Guaranty Agreements” means, collectively, those certain Second Amended and Restated Guaranty Agreements with respect to the Amended and Restated Leases, each made by BP Corporation North America Inc., for the benefit of the applicable Landlord (as defined therein), the forms of which are attached as Exhibits B-1 through B-5 to the SVC Consent and Amendment Agreement.

“Amended and Restated Lease Agreements” means, collectively, those certain Third Amended and Restated Lease Agreements Nos. 1-4 and that certain Second Amended and Restated Lease Agreement No. 5, by and among the applicable Landlord (as defined therein) and TA Operating LLC, the forms of which are attached as Exhibits A-1 through A-5 to the SVC Consent and Amendment Agreement.

“Applicable Law” means, with respect to any Person, any federal, national, state, county, municipal, province, foreign, multinational or local statute, law (including common law), act, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or applied by a Governmental Authority that is legally binding upon and applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the states of New York or Maryland are authorized or required by Applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020 (Pub. L. 116–136), and any successor statute(s), together with any rulings or orders issued by any applicable Governmental Authority in connection therewith.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of September 30, 2022 and the notes thereto set forth in the Company’s Form 10-Q filed with the SEC for the fiscal quarter ended September 30, 2022.

“Company Balance Sheet Date” means September 30, 2022.

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary immediately prior to the entry into this Agreement.

“Company Owned IP” means any and all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries (including any and all Company Registered IP).

“Company Registered IP” means all of the Registered IP owned by the Company or any of its Subsidiaries.

“Company Stock” means the shares of common stock, par value $0.001 per share, of the Company.

“Company Stock Plan” means the Company’s Second Amended and Restated 2016 Equity Compensation Plan.

“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement between Parent and the Company dated April 21, 2022.

“Contract” means any legally binding contract, arrangement, note, bond, indenture, lease, license or other agreement.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolution thereof or related or associated epidemics, pandemics or disease outbreaks.

“Data Protection Laws” means all Applicable Laws relating to privacy, information security, data protection, data breach notification and Processing of Personal Information, and any laws concerning requirements for website and mobile application privacy policies.

“Data Room” means, collectively, those certain virtual data rooms, operated by Citigroup on behalf of the Company and hosted on a secure website maintained by Intralinks, entitled “Project Rockefeller VDR,” “Project Rockefeller Round II VDR” and “Project Rockefeller Clean Room.”

“Environmental Laws” means any Applicable Laws relating to Hazardous Substances, the protection of the environment or, solely as it relates to exposure to Hazardous Substances, human health workplace health or safety.

“Environmental Permits” means all Permits required by Environmental Laws for the operation of the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity or trade or business that, together with such first entity, would be treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Existing SVC Guarantees” means, collectively, the five (5) Amended and Restated Guaranty Agreements with respect to the Existing SVC Lease Agreements, each made by the Company for the benefit of the applicable Landlord (as defined in the SVC Consent and Amendment Agreement) and SVC and dated as of October 14, 2019.

“Existing SVC Lease Agreements” means, collectively, those certain Second Amended and Restated Lease Agreements Nos. 1-4 and that certain Amended and Restated Lease Agreement No. 5, each by and among the applicable Landlord (as defined in the SVC Consent and Amendment Agreement) and TA Operating LLC, a Delaware limited liability company, and dated as of October 14, 2019.

“FDD” means any franchise disclosure document used by the Company or any of its Subsidiaries in connection with the offer or sale of franchises in the United States or any other jurisdiction outside of the United States.

“Foreign Antitrust Laws” means competition, merger control, antitrust or similar Applicable Law of any jurisdiction outside of the United States.

“Franchise Agreement” means any Contracts, commitments, arrangements or understandings pursuant to which the Company or any its Subsidiaries grants or has granted any franchise or the right or option (whether or not subject to certain qualifications) to acquire any franchise, including any addendum, amendment, extension or renewal thereof, and together with any guarantee or other instrument or agreement relating thereto to which the Company or its Subsidiaries are a party. Without limiting the foregoing, Franchise Agreement includes development agreements, single-unit license or franchise agreements, master franchise agreements, area representative agreements and similar agreements that cover the development or franchising of franchises within any area or country or the delegation of duties by the Company or any of its Subsidiaries with respect to its obligations as a franchisor or otherwise under any such agreements.

“Franchise Laws” means the Federal Trade Commission Disclosure Requirements and Prohibitions Concerning Franchise and Business Opportunities, 16 C.F.R. Parts 436 and 437, as well as any other Applicable Law regulating the offer or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships, or governing the relationship of the parties to a franchise arrangement including in the areas of defaulting, terminating, failing to renew and transferring such arrangement.

“Franchisee Agreements” means, collectively, all (i) development agreements, franchise agreements, master franchise agreements, area representative agreements or area development agreements and similar agreements, and all amendments, addenda, modifications and side agreements relating thereto, and (ii) options or rights of first refusal agreements, and similar agreements, to which the Company or a Subsidiary is a party, and that grant or purport to grant to the Company or a Subsidiary the right or obligation to develop or operate a branded quick-service restaurant, full-service restaurant or hotel/motel.

“GAAP” means generally accepted accounting principles in the United States.

“Gaming Approvals” means all Permits (in each case, whether temporary or permanent) issued by any Gaming Authority or under Gaming Laws necessary for or relating to the conduct of gaming, gambling, racing, casino, video lottery or similar activities or the ownership or the operation, management and development of any gaming, gambling, racing, casino or similar operations.

“Gaming Authorities” means any Governmental Authority with regulatory control and authority or jurisdiction over the conduct of gaming, gambling, racing, casino, video lottery or similar activities or the ownership, operation, management or development of any gaming, gambling, racing, casino or similar operations.

“Gaming Law” means any foreign, federal, tribal, state, county or local statute, law, ordinance, rule, regulation, permit, consent, approval, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to the conduct of gaming, gambling, racing, casino, video lottery or similar activities or the ownership, operation, management or development of any gaming, gambling, racing, casino or similar operations, including the rules, regulations and orders of any Gaming Authority.

“Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Group” has the meaning as used in Section 13 of the 1934 Act.

“Hazardous Substance” means any toxic, radioactive or otherwise hazardous substance, waste or material that in relevant form and concentration is regulated under any Environmental Law, including per- and polyfluoroalkyl substances, methyl tertiary-butyl ether, chlorinated solvents and petroleum hydrocarbons.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Information Systems” means hardware, software, firmware, networks, platforms, servers and related communication and information technology systems.

“Intellectual Property” means any or all intellectual property rights recognized under any Applicable Law, including the following and all rights in: (i) patents, design rights and industrial design property rights; (ii) trade secrets and know-how, including inventions (whether or not patentable), discoveries, methods, processes and data; (iii) copyrights and works of authorship and unregistered copyrights; (iv) trademarks, service marks, trade dress, trade names and domain names; and (v) applications, registrations, renewals, extensions, combinations, divisions, continuations, continuations-in-part and reissues of any of the rights referred to in clauses (i) through (iv) above.

“Intervening Event” means a material change, effect, event, circumstance, occurrence or other matter with respect to the Company and its Subsidiaries or the business of the Company and its Subsidiaries, in each case, taken as a whole, that was not known to or reasonably foreseeable by the Board of Directors of the Company or any committee thereof on or prior to the date hereof (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by the Board of Directors of the Company or any committee thereof as of or prior to the date hereof), which such change, effect, event, circumstance, occurrence or other matter, or any consequence thereof, becomes known to the Board of Directors of the Company or any committee thereof prior to obtaining the Company Stockholder Approval; provided, however, that in no event will (i) any Acquisition Proposal or Superior Proposal or any other inquiry, indication of interest, offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal or Superior Proposal or, in each case, any change, effect, event, circumstance, occurrence or other matter related thereto, (ii) any change, effect, event, circumstance, occurrence or other matter resulting from any event, change, development, circumstance or fact after the execution and delivery of this Agreement in the market price or trading volume of the Company Shares, individually or in the aggregate, or any change, in and of itself, in the stock price of the Company Shares or (iii) any actions pursuant to, or any breach by the Company of, this Agreement, in each case of clauses (i) through (iii), constitute or be the basis for an Intervening Event.

“knowledge” of any Person that is not an individual means the actual knowledge of such Person’s executive officers; provided, however, that “knowledge” of the Company means the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter.

“Lien” means, with respect to any property or asset, any mortgage, lien (statutory or other), pledge, charge, deposit account control arrangement, hypothecation, security interest, deed of trust, easement, encroachment, title defect, title retention, right of possession, attachment, garnishment, encumbrance (including any right of way and the like), claim, option to purchase, right of first refusal or preemptive right or other adverse claim of any kind in respect of such property or asset, other than a Permitted Lien.

“Material Adverse Effect” means, with respect to the Company, any condition, change, circumstance, event, effect or development that, individually or in the aggregate, has a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from, arising out of or relating to (i) changes in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions, (ii) changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (iii) conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices and regulatory changes affecting the industry), (iv) geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared and whether or not political in nature, and including the Russian invasion of Ukraine and any escalations or expansions thereto), acts of armed hostility, sabotage, terrorism (including cyber attacks, computer hacking and matters relating to internal trade and tariffs) or national or international calamity (or material worsening of any such conditions) or other occurrences of instability in high-risk locations, (v) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic (including COVID-19) or any escalation or worsening or subsequent waves thereof, epidemics or other outbreaks of diseases or public health events, weather conditions or other natural or man-made disaster or other force majeure event, (vi) any quarantine, “shelter in place”, workforce reduction, social distancing, shut down, sequester, safety or similar laws or directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (all of the foregoing, “COVID-19 Measures”), (vii) changes in Applicable Law, or GAAP or authoritative interpretation or enforcement thereof, (viii) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or other matters before, on or after the date hereof, or changes or prospective changes in the market price or trading volume of the securities of the Company or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to any such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition), (ix) the identity of, or any facts or circumstances relating to Parent, Merger Subsidiary or their respective Affiliates, (x) the announcement, pendency or consummation of the transactions contemplated hereby (other than for purposes of the representations and warranties contained in Section 4.4 or the condition to a Closing in Section 9.2(a)(ii) as it relates to such representations and warranties), (xi) any action taken by the Company or any of its Subsidiaries at the written request, or with the express written consent, of Parent or Merger Subsidiary, (xii) compliance by the Company with the terms of this Agreement in any case where the Company has requested Parent’s consent and Parent has unreasonably withheld its consent for such actions by the Company, (xiii) any action taken by Parent or Merger Subsidiary that would constitute a breach of this Agreement by such party or constitute a breach by Parent of any other written agreement with the Company and (xiv) the effect of seasonal changes and patterns on the financial condition, business, assets or results of operations of the Company and its Subsidiaries; except, in the case of clauses (i), (ii), (iii), (iv), (v), (vi) or (vii), to the extent having a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect).

“MGCL” means the Maryland General Corporation Law.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Open Source Software” means any software that is licensed, distributed or conveyed as “open source software”, “free software”, “copyleft”, “freeware”, “shareware” or public domain software, or under a similar licensing or distribution model.

“Operations Licenses” means, collectively, (i) liquor licenses (including beer, wine and spirits licenses or similar licenses) held by the Company or any of its Subsidiaries, (ii) zoning, use, inspection, retail, food service or similar licenses held by the Company or any of its Subsidiaries, and (iii) food handling, safety or similar licenses, permits or other authorizations held by the Company, any of its Subsidiaries or any of their respective employees, in each case, that are required under Applicable Law to operate in the ordinary course of business as currently conducted.

“Organizational Documents” means (i) with respect to any Person that is a corporation, its certificate or articles of incorporation and bylaws, or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company agreement or comparable documents, (iv) with respect to any Person that is a trust, its declaration of trust, or comparable documents and (v) with respect to any other Person that is not an individual, its comparable organizational documents.

“Other Anti-Bribery Laws” means other than the FCPA, all applicable anti-bribery, anti-corruption, anti-money-laundering and similar Applicable Laws in jurisdictions in which the Company or any of its Subsidiaries do business, have done business, in which any Person associated with or acting on behalf of the Company or any of its Subsidiaries is conducting or has conducted business involving the Company or any of its Subsidiaries or the Company or any of its Subsidiaries are otherwise subject.

“Parent Material Adverse Effect” means, with regard to Parent, any condition, change, circumstance, effect, event or development that prevents or would reasonably be expected to prevent (i) Parent or Merger Subsidiary from consummating the Merger or any of the other transactions contemplated hereby or (ii) Parent or Merger Subsidiary from complying with its respective obligations hereunder in any material respect.

“Payment Card Data” means credit, debit or other payment method information subject to the American Express, Discover, JCB International, MasterCard and Visa Inc. security rules, including the number assigned by a card issuer that identifies a cardholder’s account, card expiration date, data stored on the magnetic strip of a credit or debit card and any other cardholder information as defined by and subject to the Payment Card Industry Data Security Standards.

“Permits” means all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities (including, for the avoidance of doubt, Operations Licenses).

“Permitted Liens” means (i) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts that are not yet due or that are being contested in good faith and by appropriate proceedings and which are not, in the aggregate, material to the Company or its Subsidiaries, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (iv) pledges or deposits to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade Contracts, performance and return of money bonds and similar obligations, in each case, incurred in the ordinary course of business, (v) zoning, building, entitlement, land use and other similar codes and regulations, (vi) non-exclusive licenses of Intellectual Property granted by the Company or its Subsidiaries to a customer, distributor or service provider in the ordinary course of business, (vii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents, (viii) Liens, in each case, that do not adversely affect in any material respect the current use of the applicable real property, (ix) Liens, easements, rights of way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and recorded subordination or similar agreements relating thereto, (x) defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that do not materially impair the continued use and operation of the real property to which they relate in the business of the Company or its Subsidiaries, as currently conducted, (xi) any conditions that would be disclosed by a current, accurate survey or physical inspection that do not, in the aggregate, materially impair the continued use and operation of the real property to which they relate in the business of the Company or its Subsidiaries (xii) with respect to any Leased Real Property, (a) the interests and rights of the respective lessors with respect thereto, and Liens granted with respect to the Leased Real Property to the extent arising by, through or under such lessors, and (b) any Liens permitted under the applicable Material Real Property Lease that, in the case of clauses (a) and (b), does not in the aggregate, materially impair the continued use and operation of the real property to which they relate in the business of the Company or its Subsidiaries, on a consolidated basis, as currently conducted, (xiii) Liens created by Parent or its successors and assigns, (xiv) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interests incurred in the ordinary course of business does not, in the aggregate, materially impair the continued use and operation of the real property to which they relate in the business of the Company or its Subsidiaries, on a consolidated basis, as currently conducted and (xv) Liens that would not materially and adversely affect the use, value or operations of the property or other assets subject thereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means information that constitutes “personal data,” “personal information,” “personally identifiable information” or “sensitive personal information” under applicable Data Protection Laws.

“Process” or “Processing” means any operation or set of operations that are performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as the collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Registered IP” means all United States federal and foreign: (i) patents and patent applications; (ii) registered trademarks and applications to register trademarks; (iii) domain names; and (iv) registered copyrights and applications for copyright registration.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, disposal or discharge into or through the environment.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

“RMR” means The RMR Group LLC.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Security Incident” means any actual (i) unauthorized or unlawful acquisition of, loss of or access to, Personal Information stored on Company Information Systems or Processed on behalf of the Company or (ii) ransomware or other cyberattack that resulted in a significant business disruption to the Company Information Systems.

“Subsidiary” means, with respect to any Person, now or in the future, any other Person of which at least a majority of (i) the securities or other ownership interests of such other Person having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (ii) the equity or ownership interests of such other Person, in each case is directly or indirectly owned or controlled by such first Person and/or by one (1) or more of its Subsidiaries, but with respect to the Company.

“SVC” means Service Properties Trust.

“SVC Consent and Amendment Agreement” means that certain consent and amendment agreement entered into as of the date hereof by and among the Company, TA Operating LLC, a Delaware limited liability company, the SVC Parties (as defined therein) and Parent.

“Tax” or “Taxes” means any and all taxes, imports, customs, duties and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority or Taxing Authority, whether disputed or not, including taxes or other charges on or with respect to income, corporations, franchises, windfall or other profits, gross receipts, property, capital, capital gains, capital stock, premium, production, sales, use, goods and services, privilege, lease service, service use, recapture, license, escheat, payroll, employment, social security, disability, severance, alternative or add-on minimum, workers’ compensation, unemployment compensation, employee contribution or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, documentary, registration, utility, communications, environmental or unclaimed property, transfer, value added or gains taxes.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority including any attachments or amendments thereto.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the assessment, determination, collection, imposition or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trademark Assignment Agreement” means that certain assignment agreement with respect to certain trademarks entered into as of the date hereof by and among SVC, HPT TA Properties Trust, a Maryland real estate investment trust, HPT TA Properties LLC, a Maryland limited liability company, HPT TRS Inc., a Maryland corporation and the Company.

“Transaction Documents” means this Agreement, the Ancillary Agreements, the Closing Agreements and any other agreement executed and delivered by the parties in connection with this Agreement on the date hereof.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person now or in the future of which all of the equity or ownership interests of such Subsidiary are directly or indirectly owned or controlled by such Person.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	Section 6.3(h)(i)
Acquisition Representatives	Section 6.3
Adverse Recommendation Change	Section 6.3(a)
Agreement	Preamble
Alternative Arrangement	Section 4.31
Ancillary Agreements	Recitals
Antitrust Authority	Section 8.1(c)
Antitrust Laws	Section 8.1(b)

Term	Section
Articles of Merger	Section 2.1(c)
Bylaws	Section 3.2
Certificates	Section 2.3(a)
Citigroup	Section 4.26
Charter	Section 3.1
Claim	Section 7.3(b)
Closing	Section 2.1(b)
Closing Agreements	Recitals
Closing Date	Section 2.1(b)
Company	Preamble
Company Board Recommendation	Section 4.2(b)
Company Employees	Section 7.4(a)
Company Indebtedness	Section 6.8
Company Information Systems	Section 4.15(g)
Company Restricted Share	Section 2.5(a)
Company SEC Documents	Section 4.7(a)
Company Securities	Section 4.5(b)
Company Stockholder Approval	Section 4.2(a)
Company Stockholder Meeting	Section 6.2
Company Subsidiary Securities	Section 4.6(b)
Consents	Section 6.9(i)
COVID-19 Measures	Section 1.1 – Definition of Material Adverse Effect
Divestiture Action	Section 8.1(c)
Effective Time	Section 2.1(c)
Employee Plan	Section 4.18(a)
End Date	Section 10.1(b)(i)
Estoppel Certificate	Section 6.10(b)
Excluded Shares	Section 2.2(c)
Existing Tenant	Section 6.10(b)
FCPA	Section 4.25
Final End Date	Section 10.1(b)(i)
First Extension End Date	Section 10.1(b)(i)
Indemnified Person	Section 7.3(a)
Initial End Date	Section 10.1(b)(i)
Intervening Event Notice Period	Section 6.3(d)
Leased Real Property	Section 4.14(b)
Material Contract	Section 4.22(b)
Material Real Property Lease	Section 4.14(b)
Maximum Tail Premium	Section 7.3(c)
Merger	Recitals
Merger Consideration	Section 2.2(a)
Merger Subsidiary	Preamble

Term	Section
Multiemployer Plan	Section 4.18(c)
Other Required Company Filing	Section 8.2
Owned Real Property	Section 4.14(a)
Parent	Preamble
Parent Termination Fee	Section 11.4(c)
Paying Agent	Section 2.3(a)
Payment	Section 11.4(e)
Payment Fund	Section 2.3(b)
Proxy Statement	Section 4.9
Reference Time	Section 4.5(a)
Restraints	Section 9.1(b)
Restricted Share Consideration	Section 2.5(a)
SDAT	Section 2.1(c)
Superior Proposal	Section 6.3(h)(ii)
Superior Proposal Notice Period	Section 6.3(g)
Surviving Corporation	Section 2.1(a)
Termination Fee	Section 11.4(b)
Transaction Litigation	Section 8.7
Uncertificated Shares	Section 2.3(a)
Voting Agreements	Recitals

Section 1.2            Other Definitional and Interpretative Provisions. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neutral forms. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and shall not mean simply “if”. The word “or” shall not be exclusive. Unless otherwise specified, references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder as amended from time to time. References to any Organizational Document, agreement or Contract are to that Organizational Document, agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. The phrase “date hereof” shall be deemed to refer to the date set forth in the preamble of this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which New York, New York is located. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars. References to information or documents having been “made available” (or words of similar import) by or on behalf of the Company to Parent shall be deemed satisfied if the Company or its Representatives made such information or document available in (i) the Data Room in connection with the transactions contemplated by this Agreement, and (ii) the Enfos Inc. platform, in each case, by or before 12:36 p.m. New York City time on the date of this Agreement prior to the execution and delivery of this Agreement, and such information has remained available in the Data Room and the Enfos Inc. platform through the date hereof.

Article 2
The Merger

Section 2.1            The Merger.

(a)           On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL, Merger Subsidiary shall be merged with and into the Company, whereupon the separate existence of Merger Subsidiary shall cease and the Company shall be the surviving and successor corporation (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Maryland as an indirect wholly-owned subsidiary of Parent.

(b)           Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) at 8:00 a.m. New York City time, as soon as possible, but in any event no later than the third (3rd) Business Day, after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree consistent with the MGCL (the date on which the Closing occurs, the “Closing Date”).

(c)           At the Closing, the Company and Merger Subsidiary shall (i) cause the articles of merger to be duly executed, filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with, and in such form as is required by, the MGCL (the “Articles of Merger”) and (ii) make all other filings, recordings or publications required by the MGCL in connection with the Merger. The Merger shall become effective upon the later of (x) the date and time at which the Articles of Merger have been filed with, and accepted for record by, the SDAT or (y) to the extent permitted by Applicable Law, at such other date and time as may be agreed to by the parties hereto and specified in the Articles of Merger (the “Effective Time”).

(d)            From and after the Effective Time, the Merger shall have the effects set forth in § 3-114 of the MGCL.

Section 2.2            Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)           except as otherwise provided in Section 2.2(b) or Section 2.2(c), each share of Company Stock outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive $86.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each share shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.3, without interest; provided, however, that the Merger Consideration will be equitably adjusted appropriately to reflect the effect of any stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar changes with respect to the Company Stock, occurring on or after the date of this Agreement and prior to the Effective Time;

(b)           each share of Company Stock owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c)           each share of Company Stock held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.001 per share, of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned of the Company immediately prior to the Effective Time (such shares, together with the shares described in Section 2.2(b), “Excluded Shares”); and

(d)           each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares described in Section 2.2(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.3            Surrender and Payment.

(a)           Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Paying Agent”) and enter into a paying agent agreement with the Paying Agent reasonably acceptable to the Company for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), Parent shall send, or shall cause the Paying Agent to send, to each holder of record of shares of Company Stock at the Effective Time other than Excluded Shares a letter of transmittal (in a form that was reasonably acceptable to the Company prior to the Effective Time) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

(b)           Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of a customary “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Upon such surrender of Certificates for cancellation to the Paying Agent, the Certificates so surrendered will forthwith also be cancelled. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. Immediately after the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Stock, cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall, pending its disbursement to the holders of Company Stock, be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks reasonably acceptable to the Company; provided that no such investment or losses shall affect the amounts payable to such holders of Company Stock and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to pay the aggregate Merger Consideration. Earnings from investments, subject to the immediately preceding proviso, shall be paid to and shall be the sole and exclusive property of Parent or the Surviving Corporation, as directed by Parent. Except as contemplated by Section 2.3(e) hereof, the Payment Fund shall not be used for any other purpose.

(c)           If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes or fees required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)           From and after the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Paying Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)           Any portion of the Payment Fund that remains unclaimed by the former holders of shares of Company Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such former holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Parent or the Surviving Corporation, as directed by Parent, for payment of the Merger Consideration, in respect of such shares of Company Stock without any interest thereon. Notwithstanding the foregoing, Parent and the Surviving Corporation shall not be liable to any holder of shares of Company Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.4            Dissenters’ Rights. No dissenters’ or appraisal rights or rights of an objecting holder of Company Stock pursuant to the MGCL shall be available with respect to the Merger or the other transactions contemplated hereby.

Section 2.5            Company Equity Awards.

(a)           Immediately prior to the Effective Time, each share of Company Stock granted subject to vesting or other lapse restrictions under any Company Stock Plan (each, a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time shall vest in full and become free of such restrictions as of the Effective Time and, at the Effective Time, shall be converted into the right to receive the Merger Consideration in accordance with Section 2.2(a) (the “Restricted Share Consideration”) and under the same terms and conditions as apply to the receipt of the Merger Consideration by holders of Company Stock generally. Parent shall cause the Surviving Corporation to pay the Restricted Share Consideration through the Surviving Corporation’s payroll system to the holder of the applicable Company Restricted Share at or reasonably promptly after the Effective Time (but in no event later than the later of (x) five (5) Business Days after the Effective Time and (y) the first regular payroll date after the Effective Time), less any required Tax withholding, if applicable.

(b)           Prior to the Closing, the Board of Directors of the Company (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take action by written consent in lieu of a meeting that are necessary to (i) effectuate treatment of Company Restricted Shares pursuant to Section 2.5 and (ii) cause the Company Stock Plan to terminate as of the Effective Time. The Company shall take all action necessary to ensure that, following the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver any shares of Company Stock to any other Person pursuant to Company Restricted Shares or any other equity-based awards.

Section 2.6            Withholding Rights. Each of the Paying Agent, Merger Subsidiary, the Surviving Corporation and Parent (and any of their respective Affiliates) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. To the extent that the Paying Agent, Merger Subsidiary, the Surviving Corporation or Parent (and any of their respective Affiliates), as the case may be, becomes aware of any applicable withholding Taxes (other than (i) compensatory withholding and (ii) U.S. federal income backup withholding Tax as a result of a holder of Common Shares failing to provide a duly completed United States Internal Revenue Service Form W-9 or W-8), the Paying Agent, Merger Subsidiary, the Surviving Corporation or Parent (and any of their respective Affiliates), as applicable, shall (a) provide prompt written notice to the holders of shares of Company Stock before the Effective Time of the amount of such Tax, (b) consult with the applicable holders of shares of Company Stock before the Effective Time in good faith as to the nature of the Tax and the basis upon which such withholding is required and (c) promptly provide any such Person any additional documentation required for such Person’s Tax filings, as may be reasonably requested by such Person. The Paying Agent, Merger Subsidiary, the Surviving Corporation and Parent shall use their commercially reasonable efforts to obtain exemptions from, or reductions of, any Taxes required to be withheld from payments under this Agreement. If the Paying Agent, Merger Subsidiary, the Surviving Corporation or Parent (or any of their respective Affiliates), as the case may be, withholds any such amounts and properly pays such amounts over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such withholding was made.

Section 2.7            Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent and/or Paying Agent, the posting by such Person of a bond, in such reasonable amount and upon such terms as the Parent and/or Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

Article 3
The Surviving Corporation

Section 3.1            Charter. Subject to Section 7.3, the Articles of Incorporation of the Company, dated July 30, 2019 (the “Charter”), shall be amended at the Effective Time to read substantially as set forth in Exhibit A hereto and, as so amended, shall be the charter of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.2            Bylaws. Subject to Section 7.3, the Amended and Restated Bylaws of the Company, dated August 1, 2019 (the “Bylaws”), shall be amended at the Effective Time to read in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.3            Directors and Officers. The parties shall take all actions necessary so that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) those individual Persons designated by Parent shall be the officers of the Surviving Corporation as of the Effective Time.

Article 4
Representations and Warranties of the Company

Except (a) subject to the terms of Section 11.5, as set forth in the Company Disclosure Letter and (b) as disclosed in the Company SEC Documents filed prior to the execution hereof but excluding any “risk factors” or “forward-looking statements” or any other disclosure therein that is cautionary, forward-looking or predictive in nature, the Company represents and warrants to Parent that:

Section 4.1            Corporate Existence and Power.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has all corporate powers and authority and all Permits required to carry on its business as currently conducted and to own, lease or operate its properties or assets, except for those Permits, the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Ancillary Agreements. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary (with respect to jurisdictions that recognize the concept of good standing), except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Complete and correct copies of the Charter and Bylaws, which remain in full force and effect as of the date hereof without further amendment, have been made available through filings with the SEC.

Section 4.2            Corporate Authorization.

(a)           The execution, delivery and performance by the Company and its Subsidiaries of this Agreement and each of the Ancillary Agreements and the Closing Agreements to which it is a party and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby are within the Company’s and each of its Subsidiaries’ corporate powers and, except, in the case of the Company, for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company and each of its Subsidiaries. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). Assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)           At a meeting duly called and held prior to the execution of this Agreement and the Ancillary Agreements, the Board of Directors of the Company has unanimously (i) determined and declared that the terms of this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby are advisable, and in the best interests of the Company and the Company’s stockholders, (ii) approved the execution, delivery and performance of this Agreement and the Ancillary Agreements and, subject to the Company Stockholder Approval, the consummation of the transactions contemplated hereby (including the Merger) and thereby upon the terms and subject to the conditions set forth herein and therein, as the case may be, (iii) directed that the approval of the Merger and the other transactions contemplated hereby be submitted for consideration and a vote of the holders of Company Stock at a meeting of the Company’s stockholders, (iv) resolved to include in the Proxy Statement the recommendation of the Board of Directors of the Company to holders of Company Stock to vote in favor of approval of the Merger by the Company’s stockholders (such recommendation in the preceding clause (iv), the “Company Board Recommendation”) and (v) has taken all steps necessary pursuant to Section 3-603(c) of the MGCL to exempt the Agreement, the Ancillary Agreements, the Merger and the transactions contemplated hereby and thereby from the provisions of Section 3-602 of the MGCL.

Section 4.3            Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws (including the filing with the SEC of the Proxy Statement), (d) compliance with any applicable rules of the Nasdaq and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.4            Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Charter or Bylaws or the applicable Organizational Documents of any Subsidiary of the Company, (b) assuming compliance with the matters referred to in Section 4.3, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or (c) assuming compliance with the matters referred to in Section 4.3, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, modification, acceleration or other change of any right or obligation or the loss of any Material Contract, with only such exceptions, in the case of each of clauses (b) and (c), as would not reasonably be expected to have had, or have, individually or in the aggregate, a Material Adverse Effect or prevent the Company from consummating the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.5            Capitalization.

(a)           The authorized capital stock of the Company consists of 216,000,000 shares of Company Stock. As of 5:00 p.m., New York City time, on February 14, 2023 (the “Reference Time”), there were (i) 15,101,389 shares of Company Stock issued and outstanding (including 554,572 outstanding Company Restricted Shares) and (ii) no shares of Company Stock were reserved for issuance other than 541,872 shares of Company Stock reserved for issuance pursuant to the Company Stock Plan. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan or other Employee Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid. No Subsidiary of the Company owns any shares of Company Stock or other securities of the Company.

(b)           Except as set forth in this Section 4.5, as of the date hereof there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into, exercisable for, valued by reference to, giving any Person a right to subscribe for or acquire or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding, (iii) preemptive or other outstanding rights, warrants, calls, options, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, commitments or other rights of any kind to acquire from the Company or its Subsidiaries, or other obligation of the Company or its Subsidiaries to issue, any capital stock, voting securities or securities convertible into, exercisable for, valued by reference to, giving any Person a right to subscribe for or acquire or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the securities referred to in any of clauses (i) through (iv) being referred to collectively as the “Company Securities”). Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(c)           Neither the Company nor any of its Subsidiaries have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of the Company on any matter or with the equity holders of any of the Company’s Subsidiaries on any matter, respectively.

Section 4.6            Subsidiaries; Ownership.

(a)           Section 4.6(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of each Subsidiary of the Company and its place and form of organization, together with the percentage of the outstanding share capital or other equity interests of each Subsidiary of the Company owned (directly or indirectly) by the Company, including identifying whether any such Subsidiaries are Wholly-Owned Subsidiaries, and each other Subsidiary of the Company.

(b)           Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers, authority and Permits required to carry on its business as currently conducted and to own, lease or operate its properties or assets, except for those Permits, the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Wholly-Owned Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests. As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options, preemptive rights or other outstanding rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.7            SEC Filings and the Sarbanes-Oxley Act.

(a)           The Company has timely filed with or furnished, as applicable, to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents (including all exhibits, amendments and schedules thereto and other information incorporated therein) required to be filed with or furnished to the SEC pursuant to Applicable Laws by the Company since January 1, 2021 (collectively, the “Company SEC Documents”).

(b)           No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form, prospectus, registration statement or other document with, or make any other filing with, or furnish any other material to, the SEC under Applicable Law.

(c)           As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)           The Company is in compliance in all material respects with the applicable provisions of the 1934 Act and the Sarbanes-Oxley Act. The Company and its management are in compliance in all material respects with Rule 13a-15 under the 1934 Act, including (i) with respect to disclosure controls and procedures and internal control over financial reporting requirements thereunder, and (ii) having designed disclosure controls and procedures sufficient to ensure that all material information relating to or concerning the Company, including relating to its consolidated Subsidiaries, is made known on a timely basis to the management of the Company and those individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors (i) any significant deficiencies or material weakness in the design or operation of its internal control over financial reporting that is or would reasonably be likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or any other employees who have (or have had) a significant role in the Company’s internal control over financial reporting.

(e)           Since the Company Balance Sheet Date, the Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.

(f)            The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2021, and such assessment concluded that such control was effective.

(g)           Since the Company Balance Sheet Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

(h)           Since the Company Balance Sheet Date, no material complaints from any source, including the Company’s employees, regarding accounting, internal accounting controls or auditing matters, have been received by the Company.

Section 4.8            Financial Statements. The audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of the Company included or incorporated by reference in the Company SEC Documents (a) have been or will be (as applicable) prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be specifically indicated in the notes thereto) and (b) did or will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (a) or (b), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments that will not be, individually or in the aggregate, material in amount or effect). The books and records of the Company have been maintained in all material respects in accordance with GAAP. There are no unconsolidated Subsidiaries and neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and/or one (1) or more of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K of the 1933 Act).

Section 4.9            Disclosure Documents. None of the information in the proxy statement that will be prepared in connection with the Company Stockholder Meeting and the transactions contemplated hereby (including the letter to stockholders, notice of meeting and form of proxy, as amended and supplemented, the “Proxy Statement”) will, at the time the Proxy Statement is filed with the SEC, at the time it is mailed to the holders of shares of Company Stock, or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Merger Subsidiary, or any Affiliate of Parent or Merger Subsidiary in writing specifically for inclusion in the Proxy Statement.

Section 4.10           Absence of Certain Changes.

(a)           (i) From the Company Balance Sheet Date through the date hereof, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) from December 31, 2021 through the date hereof, there has not been any condition, change, circumstance, event, effect or development of a state of circumstances or facts that has had, and continues to have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent the Company from consummating the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)           From the Company Balance Sheet Date through the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date hereof through the Effective Time without Parent’s consent, would constitute a breach of Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(e), Section 6.1(g) (provided that for purposes of this Section 4.10(b) the $1 million amount set forth therein shall be deemed to be $5 million), Section 6.1(h) (solely with respect to indebtedness for borrowed money and guarantees related to indebtedness for borrowed money), Section 6.1(n) or, to the extent applicable to such sections, Section 6.1(t).

Section 4.11          No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and whether due or to become due, other than: (i) liabilities or obligations to the extent disclosed, reflected or reserved against in the Company Balance Sheet, (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date, (iii) liabilities or obligations incurred directly in connection with the transactions contemplated hereby and (iv) liabilities or obligations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.12          Compliance with Laws and Court Orders; Permits.

(a)           Since January 1, 2021, the Company and each of its Subsidiaries have been in compliance with, and to the knowledge of the Company have not been under investigation by any Governmental Authority with respect to any alleged failures to comply with or violations of, Applicable Law (including applicable Franchise Laws and safety and health code requirements promulgated by any Governmental Authority) and Permits, except for failures to comply or violations that have not had and would not reasonably be expected to be material to the Company and its Subsidiaries. The Company and each of its Subsidiaries has in effect all Permits that are necessary for the conduct of its business as presently conducted, each such Permit is in full force and effect and will not be terminated, suspended or revoked as a result of the transactions contemplated hereby and by the Ancillary Agreements, and no condition exists that, with the giving of notice or lapse of time or both, would reasonably be expected to constitute a breach or default of any such Permit, except, with respect to each of the foregoing clauses, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Ancillary Agreements. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, no claim, action, charge, lawsuit, litigation, arbitration or other similar legal proceeding is pending or, to the knowledge of the Company, has been threatened, to suspend, revoke, withdraw, modify or limit any such Permit. The Company is not an “investment company” under the Investment Company Act of 1940.

(b)           As of the date hereof, there is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

(c)           Since January 1, 2021, except as has not or would not be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has engaged in, nor is now engaging in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or target of sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or any Person in Cuba, Iran, Sudan, Syria, North Korea or the Crimea region of Ukraine, in each case, in violation of applicable sanctions.

Section 4.13          Litigation. There has been and is no action, suit, investigation or proceeding or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any present or former officer, director or employee of the Company or any of its Subsidiaries in their capacity as such for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator that has had since January 1, 2021, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.14          Properties.

(a)           Section 4.14(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of all real property owned by the Company or its Subsidiaries (collectively, the “Owned Real Property”). The Company or a Subsidiary of the Company has good and valid title to the Owned Real Property free and clear of all Liens, except Permitted Liens and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Owned Real Property is subject to any outstanding option or right to purchase the Owned Real Property or any portion thereof or interest therein that has not been waived. Neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any material portion thereof, except for leases entered into in the ordinary course of business that do not grant to any such other Person control of the entirety or a material portion of the applicable Owned Real Property.

(b)           Section 4.14(b) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of all material leased or subleased real property for which the Company or a Subsidiary of the Company is a tenant or subtenant (such real property, the “Leased Real Property”). Except as would not reasonably be expected to be material to the Company and its Subsidiaries, (i) each lease or sublease (each, a “Material Real Property Lease”) under which the Company or any of its Subsidiaries leases or subleases any such Leased Real Property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Real Property Lease, and neither the Company nor any of its Subsidiaries has received any notice in writing that it has breached, violated or defaulted under any Material Real Property Lease where such breach, violation or default remains uncured. Neither the Company nor any of its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property except for subleases entered into in the ordinary course of business that do not grant control to any such other Person of the entirety or a material portion of the applicable Leased Real Property. To the Company’s knowledge, the Leased Real Property is free and clear of all Liens other than Permitted Liens (and the Leased Real Property leased pursuant to each Existing SVC Lease Agreement is free and clear of all “Liens” other than “Permitted Encumbrances,” each defined, solely for purposes of this parenthetical, as in the applicable Existing SVC Lease Agreement therefor) and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           There are no existing condemnation or other proceedings in eminent domain, or to the Company’s knowledge any proceeding pending or threatened in writing received by the Company, affecting any material portion of the Owned Real Property or Leased Real Property.

(d)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the buildings, material building components, structural elements of the improvements, roofs, foundations, parking and loading areas, and mechanical systems included in the Owned Real Property or the Leased Real Property are in good working condition and repair and (ii) neither the Company nor any of its Subsidiaries has knowledge of or has received written notice of any material violations of any building codes, zoning ordinances, governmental regulations or covenants or restrictions affecting any Leased Real Property or Owned Real Property. There are no material construction or alteration projects with respect to the Leased Real Property or Owned Real Property that are currently ongoing or remain outstanding.

Section 4.15          Intellectual Property.

(a)           The Company and/or its Subsidiaries have valid title and ownership interest in the Company Owned IP, free and clear of any Liens (other than Permitted Liens).

(b)           Since January 1, 2021, there are and have been no material legal disputes or claims pending or, to the knowledge of the Company, threatened in writing alleging infringement, misappropriation or any other violation of any Intellectual Property of any Third Party by the Company or any of its Subsidiaries.

(c)           Since January 1, 2021, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries does not currently and has not infringed on, misappropriated or otherwise violated any Intellectual Property of any Third Party.

(d)           Since January 1, 2021, to the knowledge of the Company, no Third Party has been, or is currently, infringing, misappropriating or otherwise violating any Company Owned IP in a manner that is material to the business of the Company.

(e)            Section 4.15(e) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of all Company Registered IP. None of the material issued or registered Company Registered IP has been adjudged invalid or unenforceable in whole or in part.

(f)            The Company and its Subsidiaries have taken commercially reasonable steps to protect the trade secrets in the Company Owned IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality.

(g)           In the last six (6) months, there have been no material failures, breakdowns, breaches, outages or unavailability of the Information Systems used by the Company or its Subsidiaries (the “Company Information Systems”). The Company Information Systems are sufficient for the current needs of their businesses, including as to capacity and ability to process current peak volumes in a timely manner. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to (i) incorporate material security patches or upgrades to the Company Information Systems that are generally available, (ii) protect the Company Information Systems from “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry) or other software routines or hardware components intentionally designed to permit unauthorized access to, or to disable or erase, software, hardware or data and (iii) have documented backup and disaster recovery plans and procedures.

Section 4.16          Data Protection.

(a)           Since January 1, 2021, the Company and its Subsidiaries have materially complied with the Data Protection Laws. The Company and its Subsidiaries have adopted and published a privacy policy that describes their privacy practices on their website(s) and complies with the Data Protection Laws in all material respects.

(b)           The Company and its Subsidiaries maintain an information security program, documented in writing, which includes administrative, technical and physical controls that are reasonable to protect the security, confidentiality and integrity of Company Information Systems, Personal Information Processed by the Company and its Subsidiaries, as well as any Payment Card Data. The information security program materially complies with the Data Protection Laws and, as applicable, the Payment Card Industry Data Security Standards (PCI-DSS) and includes, without limitation, data backup, security and disaster recovery technology and procedures. The controls defined within the information security program have been tested for the past seven years and have been reviewed, as and where applicable, through the completion of required PCI-DSS assessment conducted by a certified third party.

(c)           The Company and its Subsidiaries have not experienced any material Security Incidents, and neither the Company nor its Subsidiaries have provided or been required under applicable Data Protection Laws to provide notification of any material Security Incident.

(d)           The Company and its Subsidiaries have not received notice of any actual or threatened in writing claims, investigations or other proceedings relating to any material Security Incident or in which violations of any Data Protection Laws by the Company and its Subsidiaries are alleged.

Section 4.17          Taxes. Except as has not and would not constitute a Material Adverse Effect:

(a)           All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all Applicable Law, and all such Tax Returns were, at the time of filing, true, complete and correct in all respects. The Company and its Subsidiaries have paid all Taxes due (whether or not shown on any Tax Returns), except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)           All Taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Taxing Authority.

(c)           The Company and its Subsidiaries have complied with all requirements under Applicable Law with respect to all Forms W-2 and 1099 required with respect to amounts paid or owing to an employee, independent contractor, creditor, stockholder, or other Third Party.

(d)           Neither the Company nor any of its Subsidiaries has granted any extension, waiver or comparable consents regarding the statute of limitations period or of the time for assessment or collection, applicable to any Tax or Tax Return (and to the Company’s knowledge no request for any such extension, waiver or consent is pending), which period (after giving effect to such extension or waiver) has not yet expired.

(e)           There is no material claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(f)            Within the past three (3) years, no written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(g)           Neither the Company nor any of its Subsidiaries (i) has, for any open tax years, been a member of any consolidated, unitary or similar Tax group other than a group of which the Company or any of its Subsidiaries is the common parent, or (ii) is liable for any amount of Taxes of any other Person (other than Taxes of the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by Contract, operation of law, or otherwise (other than (A) any agreement entered into in the ordinary course of business that is not primarily related to Taxes, or (B) any agreement between or among any of the Company and its Subsidiaries).

(h)           There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(i)            Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) change in accounting method made prior to the Closing Date, (B) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of Applicable Law regarding income Taxes) executed on or prior to the date hereof, (C) installment sale or open transaction disposition made on or prior to the Closing Date or (D) any prepaid amount of received or deferred revenue accrued on or prior to the Closing Date.

(j)            Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or foreign Applicable Law).

(k)           Neither the Company nor any of its Subsidiaries has been a party to any transaction intended to qualify as tax-free under Section 355 of the Code during the two (2)-year period ending on the date hereof or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part.

(l)            Neither the Company nor any of its Subsidiaries has any outstanding request for any Tax ruling from any Governmental Authority or is subject to any closing agreements or similar arrangements with any Governmental Authority with regard to the determination of the Tax liability of the Company or any of its Subsidiaries that would have continuing effect on periods (or portions of such periods) ending after the Closing Date.

(m)           (i) To the extent applicable, the Company and each of its Subsidiaries have, in all material respects, complied with all Applicable Laws in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, and (ii) to the extent applicable, the Company and each of its Subsidiaries have, in all material respects, complied with all Applicable Laws and duly accounted for any available Tax credits under any COVID-19 Measures (including Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act).

(n)           None of the Company nor any of its Subsidiaries is or has been (i) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code that became a surrogate foreign corporation on or after December 22, 2017, or (ii) an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code with respect to a surrogate foreign corporation described in clause (i).

(o)           The Company and each Subsidiary have timely and properly (A) collected and remitted all material sales, use, value added, excise and similar Taxes with respect to sales or leases made or services provided to its customers and (B) received and retained any applicable Tax exemption certificates and other documentation for all sales, leases or provision of services that qualify as exempt from sales, use, value added and similar Taxes.

(p)           The Company and its Subsidiaries are in full compliance with applicable Tax laws related to registering, reporting, filing Tax Returns and paying excise Taxes with respect to blended fuels, and with respect to any federal, state or local excise Tax requirements with respect to the sale of fuel, alcohol, tobacco and similar products.

Section 4.18          Employee Benefit Plans.

(a)           Section 4.18(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each material Employee Plan. “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA and each other employment, individual contracting or consulting, change in control, retention, severance or other agreement, plan or program providing for compensation, bonuses, stock option or other stock-related rights or other forms of incentive or deferred compensation, health and welfare, life or disability insurance, health or medical benefits, employee assistance program, post-employment or retirement benefits (including deferred compensation, pension, health, medical or life insurance benefits) or other employee benefits that is maintained, administered or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability, other than (i) any Multiemployer Plan and (ii) any agreement, plan or program, mandated by Applicable Law. Copies of (A) the material Employee Plans (and, if applicable, related administrative service agreements and insurance policies) and (B) all amendments thereto have been made available to Parent together with, if any, the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such Employee Plan.

(b)           Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained or contributed to, or otherwise has any liability with respect to, any Employee Plan subject to Title IV of ERISA.

(c)           Neither the Company nor any of its ERISA Affiliates contributes to, or has in the past six (6) years contributed to, or otherwise has any liability with respect to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d)           Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter or is established on a pre-approved form of plan document that has received a favorable advisory or opinion letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, no revocation of any such determination, advisory or opinion letter has been threatened by any Governmental Authority. The Company has made available to Parent copies of the most recent Internal Revenue Service determination, advisory or opinion letter with respect to each such Employee Plan.

(e)           Each Employee Plan has been operated, funded and maintained in material compliance with its terms and with the requirements prescribed by any Applicable Law, including ERISA and the Code.

(f)            Except as expressly provided in this Agreement or listed on Section 4.17(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (either alone or together with a termination of employment, to the extent such termination of employment alone would not trigger such benefit) (i) entitle any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries to severance pay or any increase in severance pay payable by the Company or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or trigger any payment of, or funding of, compensation or benefits, or materially increase the amount payable to any employee, director, officer or individual independent contractor of the Company or any of its Subsidiaries under any Employee Plan, or (iii) cause the Company to transfer or set aside any assets to fund any material benefits under any Employee Plan.

(g)           Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except (i) benefits in the nature of severance pay or (ii) coverage or benefits as required under Section 4980B of the Code or any other Applicable Law or contributions to any Multiemployer Plan pursuant to any collective bargaining agreement or other Contract with a labor union or employee organization.

(h)           There is no material action, suit, investigation, audit or proceeding pending against or, to the knowledge of the Company, threatened against, any Employee Plan by or before any Governmental Authority, other than routine claims for benefits.

(i)            No Employee Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States.

(j)            Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, would reasonably be expected to, either alone or in combination with another event, result in the payment of any amount that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(k)           No Employee Plan provides any individual with the right to, a gross up, indemnification or reimbursement for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.

Section 4.19          Labor and Employment Matters.

(a)           As of the date hereof, neither the Company nor any of its Subsidiaries is a party, or otherwise subject, to any collective bargaining agreement, or other similar agreement with any labor union or organization with respect to employees based in the United States. Since January 1, 2021, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there have been no (i) unfair labor practice, labor dispute (other than routine individual grievances ) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries or (iii) lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to such employees.

(b)           As of the date hereof, the Company is in material compliance with all Applicable Laws respecting labor, employment and employment practices, including terms and conditions of employment, wages, hours of work, overtime exemption classification, independent contractor classification, collective bargaining, anti-discrimination, harassment and retaliation, civil rights, equal employment opportunity, immigration, pay equity, minimum pay, workers’ compensation, expense reimbursements, leaves of absence, disability accommodation, paid time off, wage statement and notice obligations, incentive compensation, premium pay, employee records retention, background checks, drug screens, occupational safety and health, mass layoffs and site closings, and family and medical leave.

(c)           The Company is in material compliance with the terms of all collective bargaining agreements, memoranda of agreement or understanding, side letter agreements or other similar agreements with all labor unions.

(d)           Since January 1, 2021, there has been no material action, suit, investigation, audit, or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, brought by or on behalf of any employee, individual independent contractor, director, officer or, with respect to any employee, individual, independent contractor, director or officer, by a Governmental Authority.

(e)           Since January 1, 2021, (i) to the knowledge of the Company, no material allegations of sexual or other unlawful harassment or discrimination have been made or threatened against any current or former employee whose annual base salary is in excess of $175,000, officer or director of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement or Contract specifically related to the matters set forth in Section 4.19(e)(i).

(f)            No Company Employee is employed by or is eligible to receive any form of compensation or benefits from RMR, SVC or their respective Affiliates or clients in relation to any services the Company Employee carries out for RMR, SVC or their respective Affiliates or clients.

Section 4.20          Insurance. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries maintain such insurance in such amounts and against such risks as is sufficient to comply with Applicable Law and applicable Contracts, (b) all such insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, (d) all premiums due thereon have been paid in full, (e) there is no material claim pending under such insurance policies as to which coverage has been questioned, denied or disputed and (f) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.21          Environmental Matters. Except as has not been, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)           no action, claim, suit, investigation or proceeding is pending or, to the knowledge of the Company, has been threatened by any Governmental Authority or other Person, in each case that alleges that the Company or any of its Subsidiaries has violated or has any liability under any Environmental Law;

(b)           the Company and its Subsidiaries are and, since January 1, 2019, have been in compliance with all Environmental Laws, which compliance includes the possession of and compliance with all Environmental Permits;

(c)           there has been no Release of any Hazardous Substance by the Company or any of its Subsidiaries at or from any Owned Real Property or Leased Real Property or any other real property for which the Company or any of its Subsidiaries has operated (i) in violation of Environmental Laws or (ii) in a manner that has resulted in or reasonably could be expected to result in any obligation to conduct any remedial action of the Company or any of its Subsidiaries under or pursuant to any Environmental Law;

(d)           there are no and have not been any Hazardous Substances used, generated, treated, stored, transported, disposed of, handled, or otherwise existing on, under or about any personal or real property owned, leased, operated or used by the Company, nor has there been any arrangement for treatment, storage, or disposal of Hazardous Substances therefrom, in violation of or which would be reasonably likely to be the basis of liability or obligation under Environmental Laws;

(e)           with respect to underground storage tanks and other fuel storage, distribution and dispensing equipment currently owned or operated by the Company, the Company is and has been in compliance with all Environmental Laws and other laws, rules, regulations or requirements of any federal, state or local governmental authority regarding the existence, removal, repair, operation, installation, tightness testing, record keeping, registration and financial assurance requirements, in all cases to the extent required to maintain eligibility for and participation in the underground storage tank fund of each state in which the Company operates;

(f)            the Company has made available to Parent true and complete copies of all environmental Phase I and Phase II reports and other material and non-privileged environmental investigations, studies, audits, tests, remediation plans, reviews or other analyses commenced or conducted by or on behalf of the Company (or by a Third Party of which the Company has knowledge) prepared in the past five years or older if matters described in the report are not fully resolved and relating to the environmental condition of the Owned Real Property or Leased Real Property or to the compliance of the Company’s operations with Environmental Laws, in any case that are in the possession, custody or control of the Company; and

(g)           the Company has no material unfulfilled obligations under any outstanding order, writ, ruling, decision, verdict, decree, assessment, award (including arbitration awards), judgment, stipulation, injunction, or other determination, decision or finding by, before, or under the supervision of any Governmental Authority, under any Environmental Laws.

Section 4.22          Material Contracts.

(a)           Except for (v) this Agreement, (w) each of the Material Real Property Leases, (x) any Employee Plans, (y) Franchise Agreements and Franchisee Agreements and (z) any Contracts filed as exhibits to the Company SEC Documents that are available at least one (1) Business Day prior to the date hereof, Section 4.22(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind their respective properties or assets:

(i)            each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, and that either (A) provided for aggregate payments to the Company or any of its Subsidiaries of $3,000,000 or more in the Company’s fiscal year ended December 31, 2022 or under which the Company or its Subsidiaries actually received aggregate payments of $3,000,000 or more in such fiscal year or (B) provides for aggregate payments to the Company or any of its Subsidiaries after the date hereof of $3,000,000 or more, other than Contracts terminable by the Company or one of its Subsidiaries on no more than ninety (90) days’ notice without liability or financial obligation to the Company or any of its Subsidiaries;

(ii)           each Contract that involves performance of services or delivery or lease of goods, materials, supplies or equipment or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, and that either (A) provided for payments by the Company or any of its Subsidiaries of $3,000,000 or more in the Company’s fiscal year ended December 31, 2022 or under which the Company or its Subsidiaries actually made aggregate payments of $3,000,000 or more in such fiscal year or (B) provides for aggregate payments by the Company or any of its Subsidiaries after the date hereof of $3,000,000 or more; other than Contracts terminable by the Company or the applicable Subsidiary on no more than ninety (90) days’ notice without a penalty, early termination payment or other liability or financial obligation on the part of the Company or any of its Subsidiaries;

(iii)          each Contract relating to a fuel supply agreement or arrangement, including gasoline, diesel, bio-diesel, renewable diesel and diesel exhaust fluid fuel supply agreements or arrangements other than Contracts terminable by the Company or the applicable Subsidiary on no more than ninety (90) days’ notice without a penalty, early termination payment or other liability or financial obligation on the part of the Company or any of its Subsidiaries;

(iv)          each Contract (A) that contains any provision restricting the Company or any of its Subsidiaries from (1) competing with any Person or in any geographic area, (2) selling any products or providing any services to any Person or purchasing any products or receiving any services from any Person, (3) soliciting any customers or (4) engaging in any activity or line of business, (B) pursuant to which any benefit or right is required to be given or lost as a result of so competing, selling, purchasing, soliciting or engaging or (C) which, pursuant to its terms, could have the effect described in clauses (A) or (B) above on Parent or its Affiliates after the Closing solely as a result of the consummation of the transactions contemplated hereby, except for such restrictions that are not material to the Company and its Subsidiaries, taken as a whole;

(v)           each Contract that (A) (i) grants any material rights on an exclusive or preferential basis to any Third Party with more than one year remaining in the term of such Contract, including any exclusive license or supply or distribution agreement or other exclusive rights or (ii) which, pursuant to its terms, could have such effect on Parent or its Affiliates after the Closing as a result of the consummation of the transactions contemplated hereby, (B) grants any rights of first refusal, rights of first offer, rights of first negotiation or similar rights with respect to any material product, service or Company Owned IP, (C) contains any “take or pay” or similar provision or any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ material requirements from any Third Party, (D) grants “most favored nation” or similar rights with respect to any material product or service or (E) provides for the sharing of any revenue or cost savings with any other Person;

(vi)          each Contract pursuant to which (A) the Company or any of its Subsidiaries is granting any (1) exclusive license to Company Owned IP or (2) nonexclusive license to Company Owned IP granted outside the ordinary course of business or (B) a Third Party licenses any material Intellectual Property to the Company or any of its Subsidiaries, in each case except for (w) agreements in which the license to Intellectual Property is incidental to the purpose of the Contract taken as a whole, (x) licenses for Open Source Software, (y) Contracts for “shrink wrap” and other widely available commercial software or services acquired individually for less than $1,000,000 per year and (z) any other agreements that, taken as a whole, are not material to the Company and its Subsidiaries, taken as a whole;

(vii)         each Contract relating to or evidencing (A) indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) of the Company or any of its Subsidiaries, (B) any letters of credit, bank guarantees and other similar instruments (regardless whether drawn or undrawn) issued for the account of the Company or any of its Subsidiaries, (C) any interest rate, currency, swap, derivative or other hedging Contracts, (D) any Liens (other than Permitted Liens) on material assets or properties of the Company or any of its Subsidiaries or (E) any guarantees (or arrangements having the economic effect of a guarantee) or other forms of credit support (including all “keep well” arrangements) in favor of any Person other than the Company or any of its Subsidiaries (or by any Person in favor of the Company or any of its Subsidiaries), in each case, except any such Contract (1) with an aggregate outstanding principal amount or obligation not exceeding $3,000,000 or (2) solely between or among any of the Company and its Wholly-Owned Subsidiaries;

(viii)        each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (except for the Company or any of its Wholly-Owned Subsidiaries), other than (A) extensions of credit in the ordinary course of business and (B) investments in marketable securities in the ordinary course of business;

(ix)           each Contract (A) relating to any pending or future acquisition or disposition by the Company or any of its Subsidiaries, directly or indirectly, of all or any portion of any business or any material assets or properties of any Person (whether by merger, sale of securities, sale of assets or otherwise) or (B) under which the Company or any of its Subsidiaries has any obligations (including “earn-out,” “milestone” or other deferred or contingent payment obligations, any potential purchase price adjustment obligations or any potential indemnification obligations) which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition, directly or indirectly, of all or any portion of any business or any material assets or properties of any Person (whether by merger, sale of securities, sale of assets or otherwise) for consideration in excess of $5,000,000, in each case, except for acquisitions or dispositions of inventory in the ordinary course of business;

(x)           each partnership, joint venture, profit sharing or other similar Contract or arrangement;

(xi)          each collective bargaining, works council or other similar labor Contract, including any memorandum of understanding associated therewith or amendments thereto;

(xii)          each Contract entered into since the Company Balance Sheet Date in connection with the settlement or other resolution of any claim, litigation, suit, action or proceeding (A) with any Governmental Authority or (B) under which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole, or that involved payment by the Company or any of its Subsidiaries of more than $2,000,000;

(xiii)        each Contract pursuant to which the Company or any of its Subsidiaries sells any products or provides any services to any Governmental Authority;

(xiv)        each Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act; and

(xv)         each Existing SVC Lease Agreement and each Existing SVC Guaranty.

(b)           Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Contract (A) disclosed or required to be disclosed in Section 4.22(a) of the Company Disclosure Letter or (B) filed as an exhibit to the Company SEC Documents (each Contract described in the foregoing clauses (A) or (B), a “Material Contract”) (unless it has been terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity, (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or default under any Material Contract, (iii) no event has occurred that, with notice or lapse of time or both, would constitute a breach or default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto and (iv) neither the Company nor any of its Subsidiaries has received a written notice of breach or default under any Material Contract or regarding an intent by any other party to terminate, cancel or modify any Material Contract, and there have been no disputes between the Company or any of its Subsidiaries, on the one hand, and any other party to any Material Contract, on the other hand. The Company has made available to Parent true, correct and complete copies of each Material Contract that has not been filed (including by incorporation by reference) as an Exhibit to any Company SEC Documents; provided; that for purposes of this Section 4.22(b), “Company SEC Documents” shall mean any such Company SEC Documents since December 31, 2021. For purposes of Section 6.1, all references to $3,000,0000 dollar threshold amounts provided for in the definition of “Material Contracts” shall be read to be $2,000,000.

Section 4.23          Customers and Suppliers.

(a)           Section 4.23(a) of the Company Disclosure Letter lists the ten (10) largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the fiscal year ended December 31, 2022).

(b)           Section 4.23(b) of the Company Disclosure Letter lists the ten (10) largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the fiscal year ended December 31, 2022).

Section 4.24          Franchise and Franchisee Arrangements.

(a)           Section 4.24(a)(1) of the Company Disclosure Letter sets forth a true and complete list of all Franchise Agreements and Section 4.24(a)(2) of the Company Disclosure Letter sets forth a true and complete list of all Franchisee Agreements.

(b)           Section 4.24(b) of the Company Disclosure Letter sets forth a true and complete list of all material FDDs that the Company or any of its Subsidiaries have used to offer or sell Franchises within the United States or any other jurisdiction outside of the United States at any time since January 1, 2020. The Company has made available to Parent true and complete copies of each such FDD. Since January 1, 2020, the Company and its Subsidiaries have not, in any such FDD or in any registration, application or filing with any Governmental Authority under any United States federal or state Franchise Laws or any other Applicable Law (whether or not inside, outside, including or excluding the United States or any other country), made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)           The Company and its Subsidiaries have retained properly signed FDD receipts required by applicable Franchise Laws evidencing compliance with disclosure waiting periods under the Applicable Laws with respect to all Franchises granted since January 1, 2020.

(d)           The Company has made available to Parent true and complete copies of the Franchisee Agreements listed in Section 4.24(d) of the Company Disclosure Letter. With respect to any franchise brand where the Company or any of its Subsidiaries has signed more than one (1) Franchisee Agreement with that franchise brand, the Franchisee Agreements listed on Section 4.24(d) of the Company Disclosure Letter are representative and the same in all material respects as any Franchisee Agreements that have not been made available to Parent with the same franchise brand with respect to territorial rights, restrictive covenants, and transfer restrictions and conditions.

(e)           No capital expenditures, remodels, re-equips or renovations are required by any franchisor under any Franchisee Agreement in the calendar year 2023, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Franchise Agreement and Franchisee Agreement disclosed or required to be disclosed in Section 4.24(a) or (d) of the Company Disclosure Letter (unless it has been terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or default under any Franchise Agreement or Franchisee Agreement, (ii) no event has occurred that, with notice or lapse of time or both, would constitute a breach or default under any Franchise Agreement or Franchisee Agreement by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto and (iii) neither the Company nor any of its Subsidiaries has received a written notice of breach or default under any Franchise Agreement or Franchisee Agreement or regarding an intent by any other party to terminate, cancel or modify any Franchise Agreement or Franchisee Agreement, and there have been no disputes between the Company or any of its Subsidiaries, on the one hand, and any other party to any Franchise Agreement or Franchisee Agreement, on the other hand. The Company has made available to Parent true, correct and complete copies of each Franchise Agreement disclosed or required to be disclosed in Section 4.24(a)(1) and each Franchisee Agreement disclosed or required to be disclosed in Section 4.24(d).

Section 4.25          Anti-Corruption. Since January 1, 2021, except as has not or would not reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries and their respective directors, employees (including officers), and, to the knowledge of the Company, their respective agents has complied and is in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and all Other Anti-Bribery Laws, (b) the Company, any of its Subsidiaries and/or any of their respective directors, employees (including officers), and, to the knowledge of the Company, their respective agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any official or Representative (including anyone elected, nominated or appointed to be a Representative) of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority (including any official or employee of any entity directly or indirectly owned or controlled by any Governmental Authority), any royal or ruling family member or any political party or candidate for public or political office for the purpose of improperly influencing any act or decision of any such Governmental Authority or Person to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation, in any material respect, of the FCPA, as amended or any of the Other Anti-Bribery Laws, (c) the Company and its Subsidiaries have instituted policies and procedures reasonably designed to ensure compliance with the FCPA and the Other Anti-Bribery Laws and have maintained such policies and procedures in full force and effect and (d) there are no proceedings against the Company or any of its Subsidiaries or any Indemnified Person pending by or before any Governmental Authority, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Indemnified Person by any Governmental Authority, in each case with respect to the FCPA and the Other Anti-Bribery Laws.

Section 4.26          Finders’ Fees. Except for Citigroup Global Markets Inc. (“Citigroup”), there is no investment banker, broker, finder or other intermediary that has been employed or retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated hereby and by the Ancillary Agreements.

Section 4.27          Opinion of Financial Advisor. The Company has received the oral opinion of Citigroup, financial advisor to the Company, to be confirmed by delivery of the written opinion of Citigroup to the Board of Directors of the Company, to the effect that, as of the date of the written opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in the written opinion, the Merger Consideration to be received by the holders of shares of Company Stock (other than (i) Parent and its Affiliates or (ii) RMR or any entities managed by or that receive business management services from RMR including SVC, or any of their respective Affiliates) is fair, from a financial point of view, to such holders. A signed copy of such opinion will be made available to Parent promptly following the receipt thereof and execution of this Agreement.

Section 4.28          Antitakeover Statutes. Assuming the representations and warranties in Section 5.9 are complete and correct, (a) prior to the date of this Agreement, the Company has taken all action necessary to exempt this Agreement, the Merger and the other transactions contemplated hereby and the Ancillary Agreements from any anti-takeover provision or restrictions on “business combinations” set forth in the MGCL or the Charter and (b) the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to this Agreement, the Merger and the other transactions contemplated hereby and the Ancillary Agreements.

Section 4.29          Transactions with Affiliates. There are no material transactions, Contracts or understandings between the Company or any of its Subsidiaries on one hand, and any director or executive officer of the Company or any of its Affiliates on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the 1933 Act and that have not been so disclosed in the Company SEC Documents, other than ordinary course of business employment agreements.

Section 4.30          Transactions with Certain Shareholders. All Contracts to which the Company and/or any of its Subsidiaries is a party, on the one hand, and SVC, RMR or any of its or their Affiliates is a party, on the other hand, are listed in Section 4.30 of the Company Disclosure Letter.

Section 4.31          Certain Exclusive and Preferential Arrangements. None of the Company or any of its Subsidiaries has entered into any Contract or other arrangement with any Third Party that grants to any Third Party any rights on an exclusive basis, any rights of first refusal, rights of first offer, rights of first negotiation or similar rights, contains any “take or pay” or “ship or pay” or similar supply or offtake commitments in favor of any Third Party or provides for the sharing of any revenue or cost savings with any Third Party, in each case, related to or in connection with purchase, development, operation, maintenance or disposition of any assets related to generation, storage, distribution, dispensing, purchase and sale of any non-hydrocarbon based fuels and energy sources (including electricity and hydrogen) (collectively, “Alternative Arrangements”).

Section 4.32          No Additional Representations of the Company.

(a)           Each of Parent and Merger Subsidiary has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Except for the representations and warranties made by the Company in this Article 4 (as qualified by the Company Disclosure Letter), neither the Company nor any other Person on behalf of the Company or any of its Affiliates makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information made available to Parent, Merger Subsidiary or any of their respective Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of Parent and Merger Subsidiary acknowledges the foregoing. Neither the Company, its respective Affiliates or Representatives nor any other Person will, except in the case of fraud, have or be subject to any liability or indemnification obligation to Parent, Merger Subsidiary or any other Person resulting from the distribution to Parent, Merger Subsidiary or any of their respective Affiliates or Representatives, or Parent’s or Merger Subsidiary’s (or any of their respective Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts, management presentations or other material made available in the Data Room, unless, and then only to the extent that, any such information is expressly included in a representation or warranty contained in this Article 4 (as qualified by the Company Disclosure Letter).

(b)           The Company agrees and acknowledges that, except for the representations and warranties contained in Article 5, neither Parent nor Merger Subsidiary or any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Affiliates (including Merger Subsidiary). The Company agrees and acknowledges that in making the decision to enter into this Agreement and consummate the transactions, the Company has relied exclusively on the express representations and warranties contained in Article 5 and has not relied on any other representation or warranty, express or implied.

Article 5
Representations and Warranties of Parent and Merger Subsidiary

Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that:

Section 5.1            Corporate Existence and Power.

(a)           Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and authority and all Permits required to carry on its business as currently conducted and to own, lease or operate its properties or assets, except for those Permits, the absence of which has not or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated hereby. Parent indirectly wholly owns beneficially and of record all of the outstanding capital stock of Merger Subsidiary.

(c)           Parent has provided to the Company complete and correct copies of the Organizational Documents of Parent and Merger Subsidiary as currently in effect.

Section 5.2            Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and each of the Ancillary Agreements and the Closing Agreements to which it is a party and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Merger Subsidiary and, except for the required approval of Parent, as the indirect sole stockholder of Merger Subsidiary, have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.3            Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Ancillary Agreements and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and by the Ancillary Agreements require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (d) compliance with any applicable rules of the Nasdaq and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4            Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Ancillary Agreements, as applicable, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Subsidiary or (b) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, with only such exceptions, in the case of clause (b), as have not or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent Parent or Merger Subsidiary from consummating the transactions contemplated by this Agreement.

Section 5.5            Disclosure Documents. The information supplied by Parent or Merger Subsidiary for inclusion in the Proxy Statement, on the date supplied to the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Subsidiary with respect to statements made therein that relate expressly to the Company or any of its Subsidiaries or to the extent based on information supplied by the Company or any of its Subsidiaries for inclusion or incorporation by reference therein.

Section 5.6            Litigation. There has been no action, suit, investigation or proceeding pending or, to the knowledge of Parent or Merger Subsidiary, threatened against Parent or Merger Subsidiary, any of their Subsidiaries or any present or former officer, director or employee of Parent or Merger Subsidiary or any of their Subsidiaries in their capacity as such before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator that would reasonably be expected to be prevent Parent or Merger Subsidiary from consummating the Merger.

Section 5.7            Financing. Parent has and will have at the Effective Time cash, available lines of credit or other sources of immediately available funds in an amount sufficient to enable Parent to consummate the Merger pursuant to the terms of this Agreement, including to pay the Merger Consideration for all of the shares of Company Stock, to pay all consideration payable pursuant to Section 2.3 and Section 2.5 and to pay all related fees and expenses of Parent, Merger Subsidiary or the Surviving Corporation and their respective Representatives pursuant to this Agreement. Parent and Merger Subsidiary acknowledge that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 5.8            Certain Arrangements. Other than the Ancillary Agreements and the Closing Agreements, there are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote or approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 5.9            Ownership of Company Securities. Neither Parent nor Merger Subsidiary nor any Affiliate of either of them owns any shares of Company Stock, and at any time within the two (2)-year period immediately prior to the date hereof, none of Parent, Merger Subsidiary or their Affiliates has been an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL (excluding any pension plan or similar investments).

Section 5.10          No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any Applicable Law, the articles of incorporation or bylaws or other equivalent Organizational Documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby. For purposes of this Section 5.10, “Parent” also includes the equity holders of, or parent company of, Parent.

Section 5.11          CFIUS Foreign Person Status. The national or subnational governments of a single foreign state (other than an excepted foreign state) do not have a “substantial interest” in Parent or Merger Subsidiary within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

Section 5.12          No Additional Representations of Parent or Merger Subsidiary.

(a)           Except for the representations and warranties made by Parent or Merger Subsidiary in this Article 5, none of Parent or Merger Subsidiary nor any other Person on behalf of Parent or Merger Subsidiary or any of their Affiliates makes any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or any of Parent’s Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and the Company acknowledges the foregoing. None of Parent or Merger Subsidiary nor their respective Affiliates or Representatives nor any other Person will, except in the case of fraud, have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company or any of its Affiliates or Representatives, or the Company’s (or any of its Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts, management presentations or other material made available, in expectation of the Merger or the other transactions contemplated hereunder, unless, and then only to the extent that, any such information is expressly included in a representation or warranty contained in this Article 5.

(b)           Parent and Merger Subsidiary each agrees and acknowledges that, except for the representations and warranties contained in Article 4, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates. Each of Parent and Merger Subsidiary agrees and acknowledges that in making the decision to enter into this Agreement and consummate the transactions, each of Parent and Merger Subsidiary has relied exclusively on the express representations and warranties contained in Article 4 and has not relied on any other representation or warranty, express or implied.

Article 6
Covenants of the Company

Section 6.1            Conduct of the Company. Except for matters set forth in Section 6.1 of the Company Disclosure Letter, as expressly contemplated by this Agreement, as required by Applicable Law or COVID-19 Measures or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof and prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (i) conduct its business in the ordinary course of business, (ii) preserve intact its business and (iii) maintain existing relationships with its customers, lenders, landlords, suppliers and others having material business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, except (1) for matters set forth in Section 6.1 of the Company Disclosure Letter, (2) as contemplated by this Agreement, (3) as required by Applicable Law or COVID-19 Measures or (4) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the execution of this Agreement until the Effective Time, as applicable, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)           (i) amend the Charter or Bylaws, (ii) amend in any material respect the comparable Organizational Documents of any Wholly-Owned Subsidiary of the Company or (iii) other than with respect to Wholly-Owned Subsidiaries, amend in any respect the comparable Organizational Documents of any Subsidiary of the Company;

(b)           (i) split, combine, subdivide or reclassify or amend the terms of, directly or indirectly, any shares of any Company Securities or any Company Subsidiary Securities, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect Wholly-Owned Subsidiary of the Company to its parent or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire, or otherwise amend the terms of, directly or indirectly, any Company Securities or any Company Subsidiary Securities, other than (A) the withholding of shares of Company Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plan, (B) the acquisition by the Company of Company Restricted Shares in connection with the forfeiture of such awards and (C) as required by any Employee Plan as in effect on the date hereof;

(c)           issue, deliver, sell, grant, pledge, transfer, subject to any Lien (other than Permitted Liens) or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than the issuance of any Company Subsidiary Securities to the Company or any other Wholly-Owned Subsidiary of the Company;

(d)           make any capital expenditures or incur or commit to any obligations or liabilities in respect thereof, except for (i) those quarterly amounts contemplated by the capital expenditure budget as set forth in Section 6.1(d) of the Company Disclosure Letter; provided that (A) in no event may the amount of expenditures incurred or committed to in any calendar quarter exceed the amount set forth in Section 6.1(d) of the Company Disclosure Letter in respect of such quarter by more than 10% (it being understood that any such 10% increase shall not impact the aggregate amount set forth in Section 6.1(d) of the Company Disclosure Letter) and (B) any expenditures referred to in Section 6.1(d) of the Company Disclosure Letter in respect of a calendar quarter, not incurred or committed in such calendar quarter may be incurred or committed in any subsequent calendar quarter (it being understood that the foregoing shall not impact the aggregate amount set forth in Section 6.1(d) of the Company Disclosure Letter) and (ii) any unbudgeted capital expenditures not to exceed $1,000,000 individually or $5,000,000 in the aggregate, in each case, for each fiscal quarterly period;

(e)           adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, (whether by merger, sale of securities, sale of assets or otherwise) each with respect to the Company or any of its Subsidiaries (other than the dissolution of any inactive Subsidiary of the Company);

(f)            acquire (by merger, consolidation, acquisition of securities or assets or otherwise), directly or indirectly, any properties, interests or businesses, or any assets or securities in connection with the acquisition of properties, interests or businesses, if the aggregate fair market value of the applicable properties, interests or businesses, or the applicable assets or securities in connection with the acquisition of such properties, interests or businesses, would exceed $2,000,000;

(g)           sell, license, assign, lease or otherwise dispose of, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses if the aggregate fair market value of the applicable assets, securities, properties, interests or businesses would exceed $1,000,000 for each fiscal quarterly period, other than (i) pursuant to existing Contracts, commitments or arrangements which have, in each instance, been made available to Parent or otherwise included in Company SEC Documents made publicly available at least one (1) day prior to the date hereof, (ii) sales of Company products and services, inventory or used equipment in the ordinary course of business or (iii) entering into or amending leases or subleases in the ordinary course of business;

(h)           (i) repurchase, prepay, assume, endorse, guarantee or incur, or otherwise become liable for, any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing (other than (A) in connection with the financing of ordinary course trade payables or (B) accounts payable in the ordinary course of business), or (ii) make any loans, advances, capital commitments or capital contributions to, or investments in, any Person (other than (A) to any of the Company or its Wholly-Owned Subsidiaries in the ordinary course of business or (B) accounts receivable and extensions of credit in the ordinary course of business);

(i)            (i) enter into any Contract (A) that contains any provisions restricting the Company or any of its Affiliates from competing or engaging in any material respect in any activity or line of business or with any Person or in any area or pursuant to which any material benefit or right is required to be given or lost as a result of so competing or engaging, or which, pursuant to its terms, would reasonably be expected to have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby and by the Ancillary Agreements, (B) that would have been a Material Contract had it been entered into prior to the date of this Agreement, (C) to which any of its Affiliates, SVC or RMR or any of their respective Affiliates is also a party or (D) that would have been an Alternative Arrangement had it been entered into prior to the date of this Agreement, (ii) modify, amend, terminate, or waive any rights under (x) any Material Contract or (y) any Contract to which any of SVC or RMR or any of their respective Affiliates is also a party, except, in the case of clause (ii)(x), (1) any such modifications, amendments, terminations or waivers which would not have a material and adverse impact under such Contract, and (2) for allowing any such Material Contract to expire in accordance with its terms or (iii) enter into any Contract or modify, amend, terminate, or waive any material rights under any Contract or make material elections or exercise material options under any Contract, in each case, where such action or inaction may lead to or result in the Company or any of its Subsidiaries granting an exclusive license or similar exclusive use right to any portion of any travel center operated by the Company or its Subsidiaries; provided that this Section 6.1(i) shall not apply to Franchise Agreements or Franchisee Agreements;

(j)            (i) enter into any Contract (x) that would have been a Franchise Agreement, (y) that would have been a Franchisee Agreement with a new Third Party that the Company does not have an existing Franchisee Agreement with as of the date hereof, or (z) that would have been a Franchisee Agreement with a Third Party that the Company has an existing Franchisee Agreement with as of the date hereof, which contains any term that differs from the Franchisee Agreements with that Third Party listed in Section 4.24(d) of the Company Disclosure Letter with respect to territorial rights or restrictive covenants, or imposes restrictions or conditions on the transfer of ownership interests in the Company, in each case of clause (x), (y) and (z), had it been entered into prior to the date of this Agreement or (ii) modify, amend, terminate, or waive any rights under any Franchise Agreement or Franchisee Agreement except, in the case of clause (ii), any such modifications, amendments, terminations or waivers which would not have a material and adverse impact under such Franchise Agreement or Franchisee Agreement;

(k)           amend, modify or terminate any Material Real Property Lease, nor enter into any new lease or sublease that would have been a Material Real Property Lease had it been entered into prior to the date of this Agreement;

(l)            except (i) as required by the terms of any Employee Plan as in effect on the date hereof, (ii) disclosed on Section 6.1(l) of the Company Disclosure Letter or (iii) as contemplated by this Agreement: (A) hire or promote any officer or employee whose annual base salary is in excess of $175,000 and to whom a written offer of employment or written terms of promotion has not previously been made prior to the date hereof, (B) terminate the employment of any officer or any employee whose annual base salary is in excess of $175,000 other than for cause (as determined by the Company in the ordinary course of business), (C) grant any increase in compensation, bonus or benefits to any director, officer or employee (other than, for employees whose annual base salary or wage rate is not in excess of $175,000, increases in base salary or wage rate in the ordinary course of business consistent with past practice; provided that the aggregate of any salary and wage increases (including in respect of promotions in the ordinary course) shall be an amount not in excess of seven percent (7%) of the aggregate of all such employees’ annual base salary or wage rate), (D) grant any increase in severance compensation, provided that if an employee is hired or promoted into a position that is eligible for severance under the TA Operating Separation Plan for Corporate Employees, this provision shall not limit such employee’s participation in such plan, (E) establish, adopt, enter into, amend or terminate any Employee Plan (other than entering into offer letters or employment agreements that contemplate “at will” employment for any new employee whose annual base salary is not in excess of $175,000 or any immaterial fringe benefit plans or arrangements), (F) grant any new awards, or amend or modify the terms of any outstanding awards, under any equity-related performance, incentive, retention, change in control or similar award provisions or (G) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Plan;

(m)          become a party to, establish, amend or enter into any collective bargaining agreement, memorandum of agreement or understanding, side letter agreement or similar agreement with any labor union;

(n)           make any change in any financial accounting principles, methods or practices or annual accounting period, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act;

(o)           institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $2,000,000 in any individual case or $5,000,000 in the aggregate, other than for uncontested claims, liabilities or obligations as required by their terms as in effect on the date hereof and other than such claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves); provided that the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any obligations (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing;

(p)           (i) change any material Tax election or change any method of Tax accounting, (ii) file any amended income Tax Return or any other material Tax Return, (iii) settle or compromise any action, suit, investigation, audit or proceeding relating to a material amount of Taxes, (iv) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of Applicable Law) with respect to any material Tax, (v) prepare or file any Tax Returns in a manner which is inconsistent with past practices, (vi) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in respect of any material Taxes (which for the avoidance of doubt shall not include any extension of the time for filing tax returns), (vii) enter into any Tax sharing or similar agreement in respect of any Taxes or (viii) obtain or request any Tax ruling;

(q)           establish any new joint ventures, partnership, profit sharing or similar arrangement;

(r)            (i) voluntarily allow any material Company Registered IP to be cancelled, abandoned, allowed to lapse or not renewed (except in the ordinary course of business) or (ii) grant any rights, covenants not to sue or to assert rights, releases or immunities from suit, co-existence provisions or other similar restrictions (other than non-exclusive licenses granted in the ordinary course of business), in each case that materially restrict the Company’s or its Subsidiaries’ rights to use, register or enforce any material Company Registered IP;

(s)           amend, modify, change the validity of or terminate any Ancillary Agreement to which it or any of its Subsidiaries is a party; or

(t)            agree, authorize or commit to do any of the foregoing.

Section 6.2            Company Stockholder Meeting. The Company shall take all actions necessary to establish a record date for, duly call, give notice of and convene and hold a meeting of its stockholders to be duly called and held for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”) as soon as reasonably practicable following clearance of the Proxy Statement by the SEC. Without the prior consent of Parent, the approval of the Merger and the other transactions contemplated hereby shall be the only matter (other than matters of procedure, including adjournment or postponement thereof, and matters required by Law to be voted on by the stockholders of the Company in connection with the adoption of this Agreement, including a “Say-on-Golden-Parachute” vote) that the Company shall propose to be acted on by the stockholder of the Company at the Company Stockholder Meeting. The Company shall use its reasonable best efforts to solicit proxies to obtain the Company Stockholder Approval; provided that unless this Agreement is terminated, any Adverse Recommendation Change shall not relieve the Company from its obligations to establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting in accordance with this Section 6.2. The Company shall keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the mailing of the definitive Proxy Statement. Notwithstanding the immediately preceding sentence, the Company may adjourn or postpone the Company Stockholder Meeting (i) after consultation with Parent, to the extent necessary to ensure any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) as required by Applicable Law or (iii) if as of the time for which the Company Stockholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of Company Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting; provided that, without the prior written consent of Parent, the Company Stockholder Meeting shall not be postponed or adjourned to a date that would require the setting of a new record date for the Company Stockholder Meeting; provided, further, that the Company Stockholder Meeting may not be postponed or adjourned on the date the Company Stockholder Meeting is scheduled if the Company shall have received proxies in respect of an aggregate number of shares of Company Stock, which have not been withdrawn, such that Company Stockholder Approval would be obtained at such meeting. The Board of Directors of the Company shall (A) except to the extent that the Board of Directors of the Company shall have effected an Adverse Recommendation Change, as permitted by and determined in accordance with Section 6.3, make the Company Board Recommendation and recommend approval of the Merger and the other transactions contemplated hereby by the Company’s stockholders, (B) use reasonable best efforts to obtain the Company Stockholder Approval and (C) otherwise comply with all Applicable Laws for the Company Stockholder Meeting.

Section 6.3            Acquisition Proposals.

(a)           Except as otherwise expressly provided in this Section 6.3, (i) neither the Company nor any of its Subsidiaries nor any of their respective officers or directors shall, nor shall the Company or any of its Subsidiaries authorize or knowingly permit any of its or their employees, investment bankers, attorneys, accountants or other advisors, agents and representatives (with respect to any Person, collectively, “Acquisition Representatives”) to, directly or indirectly (A) solicit, initiate, propose, knowingly facilitate, knowingly induce or knowingly encourage the submission or announcement of any Acquisition Proposal, (B) enter into or participate or engage in any discussions or negotiations with, or furnish any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, property, assets, books, records or personal information of the Company or any of its Subsidiaries, to, any Third Party or its Acquisition Representatives in connection with, related to or for the purpose of, inducing, knowingly facilitating or knowingly encouraging an Acquisition Proposal or any inquiry, proposal, indication of interest or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any agreement in principle, letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal and (ii) the Board of Directors of the Company shall not (1) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation in a manner adverse to Parent, (2) adopt, approve or recommend to the Company’s stockholders an Acquisition Proposal, (3) fail to reaffirm the Company Board Recommendation within ten (10) Business Days following the written request of Parent (provided, however, that Parent may make such request no more than two (2) times in the aggregate), (4) fail to recommend against acceptance of any tender or exchange offer for shares of Company Stock within ten (10) Business Days after the commencement thereof or fail to maintain such a recommendation against such offer at any time before the expiration or withdrawal thereof or (5) fail to include the Company Board Recommendation in the Proxy Statement (any of the foregoing in this clause (ii), an “Adverse Recommendation Change”).

(b)           Subject to the following sentences of this Section 6.3(b), immediately following the execution of this Agreement, the Company shall, and cause each of its Subsidiaries and its and their officers and directors to, and shall instruct and use its reasonable best efforts to cause its and their respective Acquisition Representatives to, cease and take affirmative steps to terminate, (i) any solicitations, discussions, communications or negotiations with any Third Party and their respective Acquisition Representatives relating to an Acquisition Proposal (or inquiries, proposals, indications of interest or offers that could reasonably be expected to lead to an Acquisition Proposal) by such Third Party, in each case that exists as of the date of this Agreement, and (ii) all access of any Third Party and its Acquisition Representatives to any electronic or physical data room maintained by or on behalf of the Company with respect to transactions of a similar nature to the Merger and the other transactions contemplated hereby. The Company shall promptly (and, in any event, within two (2) Business Days after the date hereof) deliver written notice to each Third Party, which has received non-public information from the Company or its Acquisition Representatives in connection with its consideration of a possible Acquisition Proposal, that such Third Party shall promptly return or destroy all non-public information regarding the Company and its Subsidiaries furnished to any such Third Party to the extent contemplated by the applicable confidentiality agreement between the Company and such Third Party. The Company shall, and shall cause its Affiliates to, (x) enforce, (y) not release or permit the release of any Third Party from or (z) not waive, amend, permit the amendment or waiver of, any provision of any standstill or similar, non-solicitation, no-hire or confidentiality agreement or provision to which any of the Company or any Subsidiary is or becomes a party or under which any of the Company or its Subsidiaries has or acquires any rights. In the event that any (i) executive officer, (ii) director or (iii) Acquisition Representative of the Company or any of its Subsidiaries who is an investment banker, attorney or other advisor or representative engaged with respect to the Merger takes any action which, if taken by the Company, would constitute a breach of this Section 6.3, then the Company shall be deemed to be in breach of this Section 6.3 as though such action were taken by the Company.

(c)           Notwithstanding Section 6.3(a), at any time following the date hereof and prior to obtaining the Company Stockholder Approval, if the Company or any of its Acquisition Representatives on the Company’s behalf has received a written, bona fide, unsolicited Acquisition Proposal from any Third Party (or a Group of Third Parties) that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal, and the failure to take the following actions would reasonably be expected to be inconsistent with its duties under Applicable Law, then the Company, directly or indirectly through the Acquisition Representatives of the Company may (i) engage in negotiations or discussions with such Third Party and its Acquisition Representatives and (ii) furnish to such Third Party or its Acquisition Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall promptly (and, in any event, within thirty-six (36) hours) notify Parent in writing if the Company takes any of the actions described in the foregoing clauses (i) and (ii), and prior to or substantially concurrently (and in any event, within thirty-six (36) hours) with the time it is made available to such Third Party or its Acquisition Representatives, the Company shall make available to Parent and its Acquisition Representatives any non-public information relating to the Company or its Subsidiaries that is made available to such Third Party or its Acquisition Representatives and that was not previously made available to Parent.

(d)           Notwithstanding anything contained in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, in respect to a Intervening Event, if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its duties under Applicable Law, the Board of Directors of the Company may make an Adverse Recommendation Change; provided that the Board of Directors of the Company shall not make such Adverse Recommendation Change unless the Company has (i) provided to Parent at least three (3) Business Days’ prior written notice (such notice period on a consecutive basis, the “Intervening Event Notice Period”) that it intends to take such action and specifying in reasonable detail the pertinent facts underlying such purported Intervening Event and the decision by the Board of Directors of the Company to take such action, (ii) during such Intervening Event Notice Period, if requested by Parent, engaged in good-faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for such Adverse Recommendation Change and (iii) at the end of the Intervening Event Notice Period and prior to taking any such action, the Board of Directors of the Company has considered in good faith any such proposals by Parent to amend this Agreement, and has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its duties under Applicable Law if such changes proposed by Parent were to be given effect; provided, further, that in the event the Intervening Event to which this provision applies thereafter changes in any material respect, the Company will be required to deliver a new written notice to Parent and comply with the requirements of this Section 6.3(d) with respect to such new written notice, it being understood that the “Intervening Event Notice Period” in respect of such new written notice will extend for the longer of two (2) Business Days or until the end of the original Intervening Event Notice Period.

(e)           In addition, nothing contained herein shall prevent the Board of Directors of the Company from (i) complying with its disclosure obligations under Applicable Law or applicable rules of the Nasdaq, including taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act with regard to an Acquisition Proposal (or any similar communication to stockholders), (ii) making any “stop-look-and-listen” communication to stockholders of the Company or (iii) making any disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with Applicable Law (including its duties); provided, in each case, that any such action taken or statement made that relates to an Acquisition Proposal shall not be deemed to be an Adverse Recommendation Change if the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or in connection with such action.

(f)            The Company shall (i) notify Parent in writing promptly (but in no event later than thirty-six (36) hours after receipt of such Acquisition Proposal) after receipt by the Company or any of its Subsidiaries (either directly or through its Representatives) of any Acquisition Proposal, which notice shall identify the Third Party (or a Group of Third Parties) making or submitting, and the material terms and conditions of, any such Acquisition Proposal and (ii) keep Parent reasonably informed promptly (but in no event later than thirty-six (36) hours) after any material developments, discussions or negotiations regarding any Acquisition Proposal and shall provide to Parent promptly (but in no event later than thirty-six (36) hours ) after receipt thereof copies of all such written Acquisition Proposal, proposed transaction agreements or proposal letters sent, made available or provided to the Company or any of its Subsidiaries (either directly or through its Representatives) related to any Acquisition Proposal.

(g)           Notwithstanding anything contained in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, in respect to a Superior Proposal received by the Company after the date of this Agreement on an unsolicited basis, if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its duties under Applicable Law, the Board of Directors of the Company may (i) make an Adverse Recommendation Change or (ii) cause the Company to terminate this Agreement pursuant to and in compliance with Section 10.1(d)(i) in order to enter into a binding written definitive agreement providing for such Superior Proposal; provided that the Board of Directors of the Company shall not take the actions described in clauses (i) or (ii) of this Section 6.3(g) until and unless the Company has (A) provided to Parent at least three (3) Business Days prior written notice (such notice period on a consecutive basis, the “Superior Proposal Notice Period”) to the effect that the Board of Directors of the Company (or a committee thereof) intends to take the actions described in clauses (i) or (ii) of this Section 6.3(g), as the case may be, including the identity of the Third Party or Group of Third Parties making such Superior Proposal, the material terms thereof and full copies of all material relevant agreements (including any related schedules, appendices, exhibits or other attachments) relating to such Superior Proposal, including any financing commitments relating thereto; (B) prior to effecting such Adverse Recommendation Change or termination, as the case may be, the Company and its Acquisition Representatives, during the Superior Proposal Notice Period, has been available to have negotiated with Parent in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement in such a manner that would obviate the need to effect a Adverse Recommendation Change or termination, as the case may be, and the Company shall keep Parent reasonably informed promptly of any material modifications to such Superior Proposal (it being understood that any change to the financial or other material terms of such proposal shall be deemed a material modification); and (C) at the end of the Superior Proposal Notice Period and prior to taking any such action, the Board of Directors of the Company has considered in good faith any such proposals by Parent to make revisions to the terms of this Agreement, and has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) such Acquisition Proposal continues to constitute a Superior Proposal and (y) the failure to take such action would reasonably be expected to be inconsistent with its duties under Applicable Law if such changes proposed by Parent were to be given effect; provided, further, that in the event of any material modifications to such Superior Proposal (it being understood that any change to the financial or other material terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and comply with the requirements of this Section 6.3(g) with respect to such new written notice, it being understood that the “Superior Proposal Notice Period” in respect of such new written notice will extend for the longer of two (2) Business Days until or the end of the original Superior Proposal Notice Period.

(h)           As used in this Agreement:

(i)            “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable.

(ii)            “Superior Proposal” means a written Acquisition Proposal that did not result from a breach by the Company of its obligations under this Section 6.3, if the transactions or series of related transactions contemplated thereby were consummated would result in a Third Party or Group of Third Parties, other than Parent or any of its Subsidiaries, beneficial ownership of, directly or indirectly, holding more than fifty percent (50%) of the outstanding shares of Company Securities and Company Subsidiary Securities, taken as a whole, or more than fifty percent (50%) of the consolidated assets of the Company and its Subsidiaries, taken as a whole, that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all legal, regulatory, financial, timing, financing, the terms and conditions, likelihood of consummation, and all other aspects of such Acquisition Proposal, (A) would be more favorable to the Company’s stockholders than the Merger and the other transactions contemplated by this Agreement from a financial point of view (taking into account any written proposal by Parent to amend or revise the terms of this Agreement pursuant to Section 6.3(g) and the time expected to be required to consummate such Acquisition Proposal), (B) is reasonably likely to be completed on the terms proposed, and (C) any other aspects considered relevant by the Board of Directors of the Company.

Section 6.4            Access to Information. From the date hereof until the earlier of the termination of this Agreement or the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall during normal business hours and upon reasonable prior written notice (a) give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access to the Company’s offices, properties and books and records and (b) cause its and its Affiliates’ employees and instruct its and its Affiliates’ counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in such access and to furnish reasonably promptly all other information, and provide copies thereof, concerning the personnel, properties and business of the Company and its Subsidiaries as Parent or Merger Subsidiary may reasonably and in good faith request; provided, however, that (i) the foregoing shall not require the Company or any of its Subsidiaries to permit access to (A) any information that is subject to attorney-client privilege or other privilege or the work product doctrine, (B) any information that would violate any Applicable Law (provided, however, that, in the case of clause (A) and this clause (B), the Company shall (1) give notice to Parent of the fact that it is withholding such information or documents, (2) use its commercially reasonable efforts to obtain the required consent of any Third Party to provide such access, document or information and (3) consider in good faith and implement alternative disclosure arrangements to enable Parent and its Representatives to evaluate any such information (or as much of it as possible)), (C) any information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the transactions contemplated hereby or proposals from other Third Parties relating to any competing or alternative transactions (including Acquisition Proposals) and the actions of the Board of Directors of the Company (or any committee thereof) with respect to any of the foregoing, whether prior to or after execution of this Agreement, or (D) any information related to an Adverse Recommendation Change or the actions of the Board of Directors of the Company (or any committee thereof) with respect thereto, (ii) any such investigation shall be conducted under the supervision of appropriate personnel of the Company and in such a manner as not to interfere with the normal business or operations of the Company or its Subsidiaries or otherwise result in any undue burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties and Parent shall use its reasonable best efforts to minimize any disruption to the businesses of the Company that may result from any such requests for access and (iii) any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures, policies and insurance requirements and will not include the right to sample soil, sediment, groundwater, surface water, air or building materials or conduct any other environmental sampling or analysis. For the avoidance of doubt, nothing in this Section 6.4 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Solely with respect to clauses (A) and (B) of this Section 6.4, the Company may, as it deems advisable and necessary, reasonably designate commercially sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions including clean room procedures, redaction and other customary procedures and, with respect to contractual confidentiality obligations, obtaining a waiver with respect to or consent under such contractual confidentiality obligations, and such materials and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties.

Section 6.5            Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things necessary, proper or advisable on its part under Applicable Laws and rules and policies of Nasdaq to cause the delisting of the Company and of the shares of Company Stock from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the shares of Company Stock under the 1934 Act as promptly as practicable after such delisting, but in any event no more than ten (10) days thereafter. The Company shall not cause the Company Stock to be delisted from Nasdaq prior to the Effective Time.

Section 6.6            Resignations. Prior to the Effective Time, upon Parent’s request, the Company shall use reasonable best efforts to cause any director and officers of the Company or any of its Subsidiaries to execute and deliver a letter (in a form and substance reasonably satisfactory to the Company and to be prepared by Parent) effectuating his or her resignation as a director or officer effective as of the Effective Time.

Section 6.7            Gaming Approvals. The Company agrees, at Parent’s written request and solely at Parent’s expense, to reasonably cooperate with Parent in connection with Parent’s efforts to obtain any Gaming Approvals that Parent seeks to obtain prior to the Closing. The Company agrees, and shall cause the Company’s Subsidiaries, to use commercially reasonable efforts to obtain any Gaming Approvals to include, inter alia, any Gaming Approvals as required in connection with the consummation of the transactions contemplated hereby, including the Merger, as well as any modifications or new licensing conditions imposed upon any existing Gaming Approval held by the Company and the Company’s Subsidiaries. Parent agrees, at the Company’s request, to reasonably cooperate with the Company in connection with the Company’s efforts to obtain any Gaming Approvals that the Company seeks to obtain prior to Closing. For the avoidance of doubt, Parent and Merger Subsidiary acknowledge and agree that obtaining the Gaming Approvals is not a condition to the Closing.

Section 6.8            Treatment of Certain Indebtedness. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, (a) deliver notices of prepayment and notices of termination of commitments (including any certifications or calculations to be provided therewith), as applicable, with respect to the agreements related to indebtedness set forth in Section 6.8 of the Company Disclosure Letter and (b) at Parent’s request prior to Closing, shall use reasonable best efforts to deliver notices of prepayment and notices of termination of commitments (including any certifications or calculations to be provided therewith), as applicable, with respect to any other agreements related to indebtedness or notes of the Company or any of its Company (clauses (a) and (b), collectively, (the “Company Indebtedness”), in each case, within the time periods required thereby and as necessary to pay in full outstanding indebtedness under the Company Indebtedness by the Closing. The Company shall, and shall cause its Subsidiaries to, each use their reasonable best efforts to (i) obtain and deliver to Parent prior to the Closing payoff letters in customary form from the lenders (or their applicable representative) with respect to the Company Indebtedness stating the amounts required to pay in full all indebtedness thereunder at the Closing, (ii) obtain and deliver to Parent documents in customary form acknowledging the termination of obligations and release of Liens related to the Company Indebtedness that are in the form of notes from the collateral agent with respect thereto, (iii) arrange the payoff or prepayment in full, as applicable, of all such indebtedness as of the Effective Time, the termination of the Company Indebtedness and (iv) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with Parent and Merger Subsidiary in doing, all things necessary in connection with the Merger and the other transactions contemplated hereby with respect to the indebtedness under the Company Indebtedness, including providing timely notice to the appropriate parties of the Merger and the transactions contemplated hereby, and, as promptly as practicable, making all filings and notifications and entering into all necessary agreements as reasonably requested by Parent or Merger Subsidiary.

Section 6.9            Consents. The Company shall be primarily responsible for and shall use its, and shall cause its Subsidiaries to use their, reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary or advisable on its part under this Agreement and Applicable Law to give, obtain and/or effect (as the case may be) as promptly as practicable following the date of this Agreement all notices, acknowledgments, waivers, consents, amendments, supplements or other modifications required that Parent directs the Company to obtain (x) under any Contract with any Third Party or to any Affiliate of the Company to which the Company or any of its Subsidiaries is a party to or bound or (y) from any Governmental Authorities or other Persons to transfer or otherwise issue Operations Licenses that, in each case, are necessary to be given, obtained and/or effected in order to consummate the transactions contemplated by this Agreement (collectively, “Consents”). In connection therewith, neither the Company nor any of its Affiliates or Subsidiaries shall (i) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (ii) amend or otherwise modify any such Contract or (iii) with respect to any Consents, agree or commit to do any of the foregoing, in each case for the purposes of giving, obtaining and/or effecting any Consents without the prior consent of Parent. The Company shall give Parent an opportunity to attend and participate in all material meetings, calls and correspondence with Third Parties relating to obtaining and/or giving effect to any Consents. For the avoidance of doubt, Parent and Merger Subsidiary acknowledge and agree that, except as expressly set forth in Article 9, obtaining Consents shall not be a condition to the Closing.

Section 6.10          Other Actions.

(a)           The Company shall have taken the actions described in Section 6.10(a) of the Company Disclosure Letter.

(b)           The Company shall cause TA Operating LLC, a Delaware limited liability company (“Existing Tenant”), to request from each landlord under each Existing SVC Lease Agreement, and the Company shall cause Existing Tenant to use its commercially reasonable efforts to obtain and provide to Parent prior to (but dated no earlier than thirty (30) days prior to) the Closing Date, an estoppel certificate from (1) each such landlord with respect to each Existing SVC Lease Agreement to which it is party, in each case in substantially the form attached to this Agreement as Exhibit B, and (2) the lessor under each Ground Lease, in each case in form and substance as is required of the lessor thereunder (or, if no such form is specified in the Ground Lease, in form and substance substantially consistent with the form in Exhibit B). The Company shall also request (or cause to be requested) from each landlord under each other Material Real Property Lease, and the Company shall use (or cause its Affiliate which is party to the applicable Material Real Property Lease to use) its commercially reasonable efforts to obtain and provide to Parent prior to (but dated no earlier than thirty (30) days prior to) the Closing Date, an estoppel certificate from each such landlord with respect to each Material Real Property Lease in each case in such form as is required to be delivered by landlord thereunder or, if no such form is specified in the lease, in form and substance substantially consistent with the form in Exhibit B. Parent shall have the right to review and approve each estoppel certificate prepared by (or caused to be prepared by) the Company pursuant to this section before such estoppel certificate is delivered to the relevant landlord and also to review any modifications thereto proposed by the relevant landlord, and the Company shall send Parent a copy of each estoppel certificate (and any comments thereto) received from any such landlord, whether same is a draft or has been executed, promptly upon receipt of the same.

Article 7
Covenants of Parent and Merger Subsidiary

Section 7.1            Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.2            Parent Owned Shares. Parent shall vote or cause to be voted all shares of Company Stock beneficially-owned by it or any of its Affiliates in favor of approval of the Merger at the Company Stockholder Meeting.

Section 7.3            Indemnification and Insurance.

(a)           Subject to Applicable Law, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, rights under employment agreements, and rights to advancement of expenses relating thereto existing as of the date of the Agreement in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date hereof, a present or former director or officer (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors, or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company, any of its Subsidiaries or any of their respective predecessors, other than, in each case, SVC, RMR or any of their respective Affiliates (each, together with such person’s heirs, executors or administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”), as provided in the Company’s and any of its Subsidiaries Organizational Documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries made available to Parent, shall survive the Merger and, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person with respect to acts or omissions by such Indemnified Persons occurring prior to the Effective Time. From and after the Effective Time, subject to Applicable Law, Parent shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.3, subject to the terms and conditions herein.

(b)           During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless all Indemnified Persons to the fullest extent permitted under Applicable Law in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee) or officer of the Company, any of its Subsidiaries or any of their respective predecessors and (ii) any action or omission (including the approval of this Agreement or any of the transactions contemplated hereby), or alleged action or omission, occurring at or prior to the Effective Time, in such Indemnified Person’s capacity as a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Applicable Law upon receipt of any undertaking required by Applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim; provided that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification is being sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent (such consent not to be unreasonably withheld, conditioned or delayed). Parent and the Surviving Corporation shall cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person could seek indemnification hereunder.

(c)           At or prior to the Effective Time, the Company shall, or if the Company is unable, Parent shall, or shall cause an Affiliate or the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, in each case for a period of at least six (6) years from and after the Effective Time with respect to any claim in respect of acts or omissions occurring at or prior to the Effective Time (including claims with respect to the approval of this Agreement and the consummation of the transactions contemplated hereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies for the Indemnified Persons; provided that, in the event that Company takes the foregoing actions, Company shall, if appropriate, give Parent a reasonable opportunity to review such “tail” insurance policy and the Company shall give good-faith consideration to any comments made by Parent with respect thereto; and provided, further, that the aggregate cost for such “tail” insurance policy shall not exceed 300% of the amount the Company paid in its last full fiscal year (such maximum amount, the “Maximum Tail Premium”) and if the cost for such “tail” insurance policy exceeds the Maximum Tail Premium, then the Company shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Tail Premium.

(d)           If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys of its property and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.3 (including this Section 7.3(d)).

(e)           These rights under this Section 7.3 shall survive consummation of the Merger and expressly are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Corporation under this Section 7.3 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

(f)            Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.3 as a result of Parent’s breach of this Section 7.3.

Section 7.4            Employee Matters.

(a)           With respect to those employees of the Company or its Subsidiaries employed immediately before the Effective Time (“Company Employees”), for a period of twelve (12) months following the Closing (or, if earlier, the termination of the applicable Company Employee’s employment with Parent, the Surviving Corporation and their Affiliates), Parent shall, or shall cause the Surviving Corporation to, provide to each Company Employee (i) an annual base salary or wage rate and cash incentive compensation opportunity that, in each case, is no less favorable than the annual base salary or wage rate and cash incentive compensation opportunity provided to the Company Employee by the Company or its Subsidiaries immediately before the Effective Time and (ii) employee benefits (excluding any one-time, special or non-recurring payments and/or long-term incentive or equity-based opportunities) that are substantially comparable in the aggregate to those provided to the Company Employee by the Company or its Subsidiaries immediately before the Effective Time. For the avoidance of doubt, following the Closing, (i) Company Employees who remain employed by Parent, the Surviving Corporation or their Affiliates shall not receive any compensation from SVC or RMR in respect of any services performed after the Closing and any employment relationship between any Company Employees and SVC and/or RMR shall cease as of the Closing and (ii) Parent, the Surviving Corporation or their Affiliates shall not be under any obligation to pay any compensation to SVC or RMR employees or service providers. In addition, Parent shall provide, or shall cause the Surviving Corporation to provide, severance payments to each Company Employee whose employment is terminated by Parent or one of its Affiliates during the twelve (12) months following the Effective Time that are no less favorable than the terms and subject to the conditions set out in Section 7.4(a) of the Company Disclosure Letter.

(b)           With respect to any employee benefit plan maintained by Parent, the Surviving Corporation or any of their Affiliates that is made available to the Company Employees during the twelve (12) months following the Effective Time (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Company Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Employee Plans) shall be treated as service with Parent, the Surviving Corporation or their Affiliates, as applicable; provided, however, that such service need not be recognized for benefit accrual under defined benefit pension plans nor post-retiree welfare benefits, for purposes of qualifying for subsidized early retirement or post-retiree welfare benefits or to the extent that such recognition would result in any duplication of benefits.

(c)           Parent shall use commercially reasonable efforts to waive, or shall cause the Surviving Corporation or any of its Affiliates to use commercially reasonable efforts to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any health or welfare benefit plan maintained by Parent, the Surviving Corporation or any of their Affiliates in which any Company Employee (or the dependents of any eligible employee) will be eligible to participate during the twelve (12) months from and after the Effective Time unless and to the extent the individual was subject to such conditions under the health or welfare benefit maintained by the Company or its Subsidiaries immediately prior to the Effective Time. Parent shall use commercially reasonable efforts to recognize, or shall cause the Surviving Corporation or any of its Affiliates use commercially reasonable efforts to recognize, the dollar amount of all payments incurred by each Company Employee (and his or her eligible dependents) under any applicable Employee Plan during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible, co-payment limitations and out-of-pocket maximums under the relevant welfare benefit plans in which such Company Employee will be eligible to participate from and after the Effective Time.

(d)           Prior to making any written or broad-based oral communications to any officer, director, manager, employee or independent consultant of the Company pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy in substantially the form of the intended communication or script, Parent shall have a reasonable period of time to review and comment on the material terms of such communication or script, and the Company shall consider any such comments that are timely and reasonably made in good faith; it being understood that after Parent has been so provided with such opportunity the Company shall not be required to provide Parent with any description or other information regarding any such communication or the subject matter thereof if its subject matter or content is substantially the same as that previously reviewed by Parent.

(e)           Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Employee Plan, (ii) prevent Parent or any of its Affiliates from amending or terminating any of their benefit plans or, after the Closing, any Employee Plan in accordance with its terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Closing, from terminating the employment of any employee of the Company or (iv) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any employee of the Company by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

Article 8
Covenants of Parent, Merger Subsidiary and the Company

Section 8.1            Efforts.

(a)           Subject to the terms and conditions of this Agreement, the Company and Parent shall cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated hereby and by the Ancillary Agreements to which it is party to as reasonably promptly as practicable, including (i) preparing and filing as reasonably promptly as practicable after the date hereof with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, financial statements, records, applications and other documents, in each case, to the extent applicable, (ii) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority, any Third Party or any Affiliate of the Company that are necessary or advisable in order to consummate the transactions contemplated hereby and by the Ancillary Agreements to which it is party to and (iii) defending or contesting any action, suit or proceeding challenging this Agreement or the transactions contemplated hereby.

(b)           In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act as reasonably promptly as practicable (and in any event within fifteen (15) Business Days after the date hereof), (ii) make each other appropriate filing required pursuant to any Foreign Antitrust Law (collectively with the HSR Act, the “Antitrust Laws”) as reasonably promptly as practicable after the date hereof, (iii) use reasonable best efforts to comply with requests under any applicable Antitrust Laws for additional information, documents or other materials received by each of them or any of their respective Subsidiaries or Affiliates from any Governmental Authority in respect of such filings or such transactions and (iv) cooperate with each other in connection with any such filing (including, to the extent permitted by Applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith), and in connection with resolving any investigation or other inquiry of any Governmental Authority under any of the Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated hereby. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other parties hereto reasonable prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to Applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any of the Antitrust Laws. In furtherance of the foregoing, Parent and the Company shall consult in good faith regarding strategy for obtaining approvals or expiration or termination of any waiting period under applicable Antitrust Laws; provided, in the event of a dispute between Parent and the Company, the final determination regarding such strategy shall be made by Parent; provided, further, that in no event shall the Company or any of its Affiliates agree to any term, condition, obligation, liability, requirement, limitation, qualification, remedy, commitment, sanction or other action in connection with the expiration of any such waiting period or obtaining of any such consent, registration, approval, permit or authorization that is not conditioned upon the consummation of the transactions contemplated by this Agreement without the prior written consent of Parent. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 8.1 as “outside counsel only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the providing party. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

(c)           In furtherance of the foregoing, Parent shall (i) take any and all action necessary, including (A) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries, (B) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries, (C) terminating any venture or other arrangement, (D) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (E) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries or restricting the Company or Parent or their respective Subsidiaries’ ability to operate their respective businesses (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, any other competition authority of any jurisdiction or any other Governmental Authority (collectively, “Antitrust Authority”) in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets by consenting to such action by the Company and provided, that, any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger) (each, a “Divestiture Action”) and to ensure that no Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the End Date; and (ii) not acquire by it or its Affiliates of any interest in any Person that primarily derives revenues from lines of business in the United States similar to the Company’s travel centers, if such action would make it materially more likely that there would arise any impediments under any Antitrust Law that may be asserted by any Governmental Authority to the consummation of the transactions contemplated hereby as soon as reasonably practicable. In the event that any action is threatened or instituted challenging the Merger as violative of any Antitrust Law, Parent shall take all action necessary, including any Divestiture Action to avoid or resolve such action. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated hereby, Parent shall take as reasonably promptly as practicable any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date. The Company shall cooperate with Parent and shall use commercially reasonable efforts to assist Parent in resisting and reducing any Divestiture Action. Notwithstanding any of the foregoing or anything contrary in this Agreement, nothing in this Agreement shall require Parent to (1) take any Divestiture Action if doing so would result in Parent, the Company or their respective subsidiaries divesting (by way of sale, separation or otherwise) any business or assets if the aggregate annual revenues generated from such businesses or assets in 2022 exceeds $175,000,000.00 or (2) otherwise take or commit to take any Divestiture Actions that together with actions in clause (1) would be reasonably likely to result in a loss of aggregate annual revenues (expressed as a positive number) together with an increase in aggregate annual expenses of Parent and its Subsidiaries, taken as a whole, in excess of $175,000,000.00.

Section 8.2            Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file the Proxy Statement in preliminary form with the SEC and shall provide Parent and its counsel a reasonable opportunity to review and comment on the Company’s proposed preliminary Proxy Statement in advance of filing and consider in good faith any reasonable comments proposed by Parent and its counsel. Except to the extent that the Board of Directors of the Company shall have effected an Adverse Recommendation Change, as permitted by and determined in accordance with Section 6.3, the Proxy Statement shall include the Company Board Recommendation. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to Applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of the Parent and Merger Subsidiary as reasonably requested by the Company) shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall (a) cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the 1934 Act and the rules of the SEC and Nasdaq and (b) cause the Proxy Statement to be mailed to its stockholders as promptly as practicable following clearance of the Proxy Statement by the SEC. Parent and Merger Subsidiary shall furnish to the Company, and the Company shall furnish to Parent and Merger Sub, all information concerning such Party or its respective Affiliates as may be reasonably required by the other Party in connection with the preparation and filing of the Proxy Statement and Other Required Company Filings. Each of the Company, Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented, to be filed with SEC and mailed to its stockholders, in each case as and to the extent required by Applicable Law. The Company shall (a) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (b) provide Parent and its counsel a reasonable opportunity to review and comment on the Company’s proposed response to such comments and (c) consider in good faith any reasonable comments proposed in good faith by Parent and its counsel.

Section 8.3            Public Announcements. Except in the case of the initial press release of each of Parent and the Company, Parent and the Company shall consult with each other and give each other the opportunity to review and comment, and shall consider in good faith the comments of the other, before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and by the Ancillary Agreements and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (and then only after as much advance notice to the other party as feasible and permitted under Applicable Law), shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, this Section 8.3 shall not apply to any such press release, communication, other public statement, press conference or conference call (a) in connection with any Adverse Recommendation Change effected in accordance with Section 6.3, (b) the substance of which is consistent in all material respects with the substance of any previous press release, communication, other public statement, press conference or conference call by a party made in accordance with this Section 8.3, in each case, to the extent such disclosure is still accurate or (c) in connection with any dispute between the parties regarding this Agreement or the Merger.

Section 8.4            Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.5            Notices of Certain Events.

(a)           Each of the Company and Parent shall promptly notify the other of:

(i)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby and by the Ancillary Agreements;

(ii)           any material communication from any Governmental Authority in connection with the transactions contemplated hereby and by the Ancillary Agreements;

(iii)          any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated hereby and by the Ancillary Agreements; and

(iv)          any conditions, changes, circumstances, events, effects or developments that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

(b)           Notwithstanding the foregoing in this Section 8.5, in no event shall any breach of any covenant set forth in this Section 8.5 constitute a Material Adverse Effect or a Parent Material Adverse Effect, as applicable, hereunder or constitute a covenant breach hereunder for purposes of the closing conditions set forth in Section 9.2(a) or Section 9.3(a), as applicable; provided, however, that the underlying cause(s) of such breach may be taken into consideration for purposes of the closing conditions set forth in Section 9.2(a) or Section 9.3(a), as applicable.

Section 8.6            Section 16 Matters. Prior to the Effective Time, the Company shall take all reasonable steps intended to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each director and officer with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.7            Transaction Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of any litigation, suit, action or proceeding brought by stockholders of the Company against the Company, any of its Affiliates and/or its directors, officers, advisors or employees relating to the transactions contemplated by this Agreement, including the Merger (any such litigation, suits, actions or proceedings, collectively, “Transaction Litigation”); provided, however, that the Company shall (a) provide Parent with prompt notice of all such Transaction Litigation, (b) promptly provide Parent with copies of all written materials relating to such Transaction Litigation and correspondence relating to such Transaction Litigation, (c) give Parent the opportunity to participate with the Company regarding the defense or settlement of any such Transaction Litigation and (d) consult with Parent with respect to the defense, settlement and prosecution of any such Transaction Litigation, including by consulting with Parent in advance of, and providing copies to Parent and an opportunity to comment in advance of, filings, submissions, written communications, material oral communications or appearances in any such Transaction Litigation and considering in good faith the comments and advice of Parent. The Company may not compromise or settle (or offer or propose (formally or informally, orally or in writing) to compromise or settle) any such Transaction Litigation unless Parent has consented thereto in advance in writing. The Company shall not commence any Transaction Litigation as a plaintiff without the prior written consent of Parent.

Section 8.8            No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Article 9
Conditions to the Merger

Section 9.1            Conditions to the Obligations of Each Party. The respective obligations of Parent, Merger Subsidiary and the Company to consummate the Merger is subject to the satisfaction or (to extent permitted by Applicable Law) waiver at or prior to the Closing of the following conditions:

(a)           the Company Stockholder Approval shall have been obtained by the Company;

(b)           no temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger; and

(c)           (i) any applicable waiting period (and any extensions thereof) under the HSR Act relating to, and any agreement between a Party and a Governmental Authority not to consummate, the Merger shall have expired or been terminated and (ii) all required consents, approvals, non-disapprovals, termination or expiration of waiting periods and other authorizations of any Governmental Authority under any Antitrust Laws shall have been obtained or shall have occurred, as the case may be.

Section 9.2            Conditions to the Obligations of Parent and Merger Subsidiary. The respective obligations of Parent and Merger Subsidiary to consummate the Merger is subject to the satisfaction or (to extent permitted by Applicable Law) waiver at or prior to the Closing of the following further conditions:

(a)           (i) the Company shall have performed (or any failure to perform shall have been cured) and complied in all material respects with its covenants and obligations hereunder required to be performed or complied with by it at or prior to the Closing, (ii)(A) the representations and warranties of the Company contained in Section 4.10(a)(ii) shall be true and correct in all respects on the date of this Agreement and on the Closing Date as if made on the Closing Date, (B) the representations and warranties of the Company contained in Section 4.5(a), Section 4.5(b) and Section 4.28 shall be true in all but de minimis respects on the date of this Agreement and on the Closing Date as if made on the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), (C) the representations and warranties of the Company contained in Section 4.1(a) (disregarding any materiality, Material Adverse Effect or other similar qualifications in the representations and warranties therein), Section 4.1(b), Section 4.2, Section 4.26, Section 4.30 and Section 4.31 shall be true and correct in all material respects on the date of this Agreement and on the Closing Date as if made on the Closing Date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) and (D) the other representations and warranties of the Company contained in Article 4 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct on the date of this Agreement and on the Closing Date as if made on the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with, in the case of this clause (D) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) Parent shall have received a certificate signed by an authorized officer of the Company to the effect that the conditions set forth in Section 9.2(a)(i) and (ii) have been satisfied;

(b)           since the date of this Agreement, there shall not have occurred a Material Adverse Effect;

(c)           no Restraints shall be in effect or otherwise prohibiting the consummation of the transactions contemplated by the SVC Consent and Amendment Agreement; and

(d)           the Closing Agreements shall have been executed by each respective party thereto in the form of each such Closing Agreement attached to the SVC Consent and Amendment Agreement as required by the SVC Consent and Amendment Agreement and released and delivered to each other party thereto and the Parent.

Section 9.3            Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or (to extent permitted by Applicable Law) waiver at or prior to the Closing of the following further conditions:

(a)          (i) each of Parent and Merger Subsidiary shall have performed (or any failure to perform shall have been cured) and complied in all material respects with all of the covenants and obligations hereunder required to be performed or complied with by it at or prior to the Closing; (A) the representations and warranties of Parent contained in Section 5.1(a), Section 5.2, Section 5.7 and Section 5.9 shall be true in all material respects on the date of this Agreement and at and as of the Closing as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (ii) the other representations and warranties of Parent and Merger Subsidiary contained in Article 5 (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true on the date of this Agreement and on the Closing Date as if made on the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an authorized officer of Parent to the foregoing effect that the conditions set forth in Section 9.3(a)(i) and (ii) have been satisfied.

Section 9.4            Frustration of Closing Conditions. None of Parent or Merger Subsidiary, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was caused by the failure of Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, to perform any of its obligations under this Agreement, to act in good faith or to use its best efforts to consummate the Merger and the other transactions contemplated hereby and by the Ancillary Agreements, as required by and subject to Section 8.1.

Article 10
Termination

Section 10.1          Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding prior receipt of the Company Stockholder Approval):

(a)           by mutual written agreement of the Company and Parent; or

(b)           by either the Company or Parent, if:

(i)            the Merger has not been consummated on or before November 15, 2023 (the “Initial End Date” and, such time and date as it may be extended pursuant to this Section 10.1(b)(i), the “End Date”); provided, however, that if on the day prior to the Initial End Date the conditions in Section 9.1(b) (to the extent any such Restraint is in respect of an Antitrust Law) or Section 9.1(c) shall not have been satisfied or waived, then the Initial End Date shall be extended one (1) time automatically by an additional ninety (90) days from the Initial End Date (the “First Extension End Date”); provided, further, that if on the last Business Day prior to the First Extension End Date the conditions in Section 9.1(b) (to the extent any such Restraint is in respect of an Antitrust Law) or Section 9.1(c) shall not have been satisfied or waived, then the First Extension End Date may be extended by either Parent or the Company, by written notice to the other party, one (1) time by an additional ninety (90) days from the First Extension End Date (the “Final End Date”) (provided, however, that a party shall be entitled to exercise an option to extend the First Extension End Date pursuant to this Section 10.1(b)(i) only if the notice extending such date states that it is the extending party’s good-faith judgment at the time of such notice that the conditions set forth in Section 9.1(b) (to the extent any such Restraint is in respect of an Antitrust Law) and Section 9.1(c) are reasonably be expected to be satisfied at a time that would permit the consummation of the Merger prior to the Final End Date and in the case of a notice provided by Parent, Parent also states that it is working in good faith with an Antitrust Authority to resolve any remaining issues, including working on an arrangement with the Antitrust Authority regarding any remedial measures contemplated by this Agreement); provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any party whose material breach of any provision of this Agreement primarily results in the failure of the Merger to be consummated by the End Date (it being understood that Parent and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

(ii)           if any Restraint shall be in effect permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, and such Restraint shall have become final and nonappealable; or

(iii)          if at the Company Stockholder Meeting (including any adjournment or postponement thereof) at which a vote on the approval of the Merger was taken, the Company Stockholder Approval shall not have been obtained; or

(c)           by Parent, if:

(i)            prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company (or a committee thereof) has effected an Adverse Recommendation Change; or

(ii)           a breach of any representation or warranty or breach or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement (A) shall have occurred that would cause the conditions set forth in Section 9.2(a) not to be satisfied and (B) such breach or failure to perform is not capable of being cured or is not cured, by the Company on or before the earlier of (1) the End Date and (2) the date that is forty-five (45) days following Parent’s delivery of written notice to the Company of such breach or failure to perform; provided that the right to terminate this Agreement pursuant to this Section 10.1(c)(ii) shall not be available to Parent if Parent’s breach of any provision of this Agreement would cause the condition set forth in Section 9.3(a) not to be satisfied; or

(d)           by the Company, if:

(i)            prior to receiving the Company Stockholder Approval, the Board of Directors of the Company authorizes the Company, pursuant to Section 6.3(g), to enter into a definitive agreement providing for a Superior Proposal; provided that the Company pays to Parent in immediately available funds the Termination Fee payable pursuant to Section 11.4(b)(ii) prior to or concurrently with such termination; or

(ii)           a breach of any representation or warranty or breach or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement (A) shall have occurred that would cause the condition set forth in Section 9.3(a) not to be satisfied, (B) such breach or failure to perform is not capable of being cured, or is not cured, by Parent or Merger Subsidiary on or before the earlier of (1) the End Date and (2) the date that is forty-five (45) days following the Company’s delivery of written notice to Parent of such breach or failure to perform and (C) such condition is incapable of being satisfied by the End Date; provided that the right to terminate this Agreement pursuant to this Section 10.1(d)(ii) shall not be available to the Company if the Company’s breach of any provision of this Agreement would cause the condition set forth in Section 9.2(a) not to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give prompt written notice of such termination to the other party specifying the provision of Section 10.1 pursuant to which this Agreement is being terminated.

Section 10.2          Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant, Affiliate or Representative of such party) to the other party hereto; provided that (a) the provisions of this Section 10.2, Section 11.1, Section 11.4, Section 11.6, Section 11.7, Section 11.8, Section 11.9 and Section 11.13, the definitions referenced in such Sections, and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.1 and (b) neither the Company nor Parent shall be relieved or released from any liabilities or damages, whether in law or equity, arising out of fraud or its willful and material breach of any provision of this Agreement.

Article 11
Miscellaneous

Section 11.1          Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in person, (b) when sent, if sent by email, provided that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof (excluding out-of-office replies or other automatically generated responses) or is followed up within one (1) Business Day after such email by dispatch pursuant to one of the methods described in the foregoing or following clauses, (c) on the date of receipt by the recipient thereof if received prior to 5:00 p.m. New York time, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one (1) Business Day after sending, if sent by a nationally recognized overnight courier, in each case, to the respective parties at the following addresses or email addresses:

if to Parent, Merger Subsidiary, to:

BP Products North America Inc.
c/o BP America Inc.

501 Westlake Park Blvd.

Houston, Texas 77024
Attention: Matt Bueninck – Vice President M&A Americas
Email: matt.bueninck@bp.com

with a copy to:

BP Products North America Inc.
c/o BP America Inc.

501 Westlake Park Blvd.

Houston, Texas 77024
Attention: Yevgeniy (Eugene) Nikulin – Managing Counsel M&A
Email: eugene.nikulin@bp.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067
Attention: Eric M. Krautheimer
Email: krautheimere@sullcrom.com

if to the Company, to:

Travel Centers of America Inc.

2401 Center Ridge Road

Westlake, OH 44145

Attention: Jon Pertchik

Email: jpertchik@ta-petro.com

with a copy to:

Travel Centers of America Inc.

255 Washington Street, Suite 100

Newton, MA 02458

Attention: Mark R. Young

Email: myoung@ta-petro.com

with a copy to (which shall not constitute notice):

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Attention: Zachary R. Blume
Email: Zachary.Blume@ropesgray.com

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 11.2          Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that this Section 11.2 shall not limit any covenant or agreement by the parties that by its terms contemplates performance after the Effective Time.

Section 11.3          Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that by Applicable Law requires further approval by the stockholders of the Company without such approval having been obtained.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.4          Expenses.

(a)           General. Except as otherwise provided herein (including in this Section 11.4), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and by the Ancillary Agreements shall be paid by the party incurring such cost or expense.

(b)           Termination Fees.

(i)            If this Agreement is terminated by Parent pursuant to Section 10.1(c)(i), then the Company shall pay an amount equal to $51,900,000.00 (the “Termination Fee”) to Parent in immediately available funds within two (2) Business Days after such termination by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(ii)           If this Agreement is terminated by the Company pursuant to Section 10.1(d)(i), then the Company shall pay the Termination Fee to Parent in immediately available funds prior to or concurrently with such termination by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii)          If (A) after the date hereof, an Acquisition Proposal shall have been publicly made to the Company or shall have been publicly made or disclosed, or delivered to the Board of Directors of the Company (and, in the case of a termination pursuant to Section 10.1(b)(iii), such Acquisition Proposal is not withdrawn at least one (1) Business Day before such vote is taken on the adoption of this Agreement), (B) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 10.1(b)(i), Section 10.1(b)(iii) or Section 10.1(c)(ii) (with respect to Section 10.1(c)(ii), to the extent such termination by Parent is permitted in connection with a breach or failure to perform under Section 6.3) and (C) within twelve (12) months after such termination, the Company either enters into a definitive agreement providing for the consummation of, or consummates, an Acquisition Proposal, then the Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds on the earlier of the date of such consummation or such entry into such definitive agreement. For purposes of Section 11.4(b), all references to “twenty percent (20%)” in the definition of “Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)”.

(c)           If this Agreement is validly terminated by Parent or the Company pursuant to Section 10.1(b)(i) or Section 10.1(b)(ii) (solely to the extent such Restraint is in respect of, pursuant to or arising under any applicable Antitrust Laws) and, in either case, as of the time of such termination, (i) the conditions set forth in at least one of Section 9.1(b) (solely to the extent such condition has not been satisfied due to a Restraint in respect of, pursuant to or arising under any Antitrust Law) or Section 9.1(c) and (ii) all other conditions (other than any condition described in clause (i) above) to the obligations of Parent and Merger Subsidiary to effect the Merger have been satisfied or waived (or in the case of those conditions that by their own terms are to be satisfied at the Closing, such conditions are capable of being satisfied if the Closing were to occur on the date of termination), then Parent shall promptly (and in any event within three (3) Business Days) following such termination, pay, or cause to be paid, to the Company $90,900,000.00 (the “Parent Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated in writing by the Company.

(d)           Parent and Merger Subsidiary agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to Section 11.4(b), and the Company agrees that, upon any termination of this Agreement under circumstances where the Parent Termination Fee is payable by Parent pursuant to Section 11.4(c), and such Termination Fee or Parent Termination Fee, as the case may be, is paid in full, the party being paid such Termination Fee or Parent Termination Fee, as the case may be, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and no party shall seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the other or any of its Affiliates or any of their respective former, current or future directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby. In no event shall the Company be required to pay the Termination Fee on more than one (1) occasion, and in no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion.

(e)           Each of Parent and the Company acknowledges that the agreements contained in Section 11.4(b) and Section 11.4(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent and Merger Subsidiary nor the Company would have entered into this Agreement. Accordingly, if the Company fails to pay promptly the amount due pursuant to Section 11.4(b) or Parent fails to pay promptly the amount due pursuant to Section 11.4(c) (any such amount due, a “Payment”), and, in order to obtain such Payment, Parent or the Company, as the case may be, commences any action, suit, claim or other legal proceeding which results in a judgment against the party obligated to make such Payment, or any portion thereof, the party obligated to make such Payment shall pay to the recipient its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such legal proceeding, together with interest on the amount of the Payment at an annual interest rate equal to the prime rate (as published in the Wall Street Journal or other authoritative source on the date that such payment or portion thereof was required to be made) through the date that such payment or portion thereof was actually received in an amount not to exceed $2,000,000.

Section 11.5          Disclosure Letter References. Notwithstanding anything to the contrary herein, the parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations, warranties, covenants, agreements or other provisions hereof of the relevant party that are contained in the corresponding Section of this Agreement, and any other representations, warranties, covenants, agreements or other provisions hereof of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties, covenants, agreements and other provisions hereof, would be reasonably apparent on its face. Each of the Company Disclosure Letter is incorporated by reference into and made a part of this Agreement. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation, warranty, covenant, agreement or other provision hereof shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

Section 11.6          Binding Effect; Benefit; Assignment.

(a)           The provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Except (i) if the Closing occurs, for the right (A) of the holders of shares of Company Stock to receive the Merger Consideration and (B) of holders of Company Restricted Shares to have their Company Restricted Shares treated in accordance with the provisions of Section 2.5, in each case, after the Effective Time, and (ii) as provided in Section 7.3, no provision of this Agreement is intended to, and does not, confer any rights, benefits, remedies, obligations or liabilities, express or implied, hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

(b)           No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign all (but not less than all) of its rights and obligations under this Agreement to a direct or indirect wholly-owned Subsidiary of Parent at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any purported assignment not permitted under this Section 11.6(b) shall be null and void.

Section 11.7          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflicts of law rules of such State.

Section 11.8          Consent to Jurisdiction. Each of Parent, Merger Subsidiary and the Company irrevocably submits to the exclusive jurisdiction of (a) the Circuit Court of Baltimore City, Maryland, and (b) the United States District Court for the District of Maryland, for the purposes of any suit, action or other proceeding arising out of this Agreement, the other agreements contemplated hereby or any transaction contemplated hereby. Each of Parent, Merger Subsidiary and the Company agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the District of Maryland or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Circuit Court of Baltimore City, Maryland. Each of Parent, Merger Subsidiary and the Company as to any suit, action or other proceeding arising out of this Agreement in a Circuit Court of the State of Maryland, agrees to request and/or consent to the assignment of any such suit, action or proceeding to the Business and Technology Case Management Program. Each of Parent, Merger Subsidiary and the Company irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Circuit Court of Baltimore City, Maryland or (ii) the United States District Court for the District of Maryland, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Parent, Merger Subsidiary and the Company irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any litigation, suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. The parties agree that a final trial court judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 11.1 shall be effective service of process with respect to any matters to which it has submitted to jurisdiction in this Section 11.8. The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 11.1, and service so made shall be completed when received.

Section 11.9          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

Section 11.10        Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” format or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.11        Entire Agreement. This Agreement, including the Company Disclosure Letter the Confidentiality Agreement and each other Transaction Document, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12        Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the parties, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 11.13        Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated hereby) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.8 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither the Company nor Parent would have entered into this Agreement. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

TRAVELCENTERS OF AMERICA INC.

By:	/s/ Jonathan M. Pertchik
	Name:	Jonathan M. Pertchik
	Title:	Chief Executive Officer

BP PRODUCTS NORTH AMERICA INC.

By:	/s/ Clive Christison
	Name:	Clive R. Christison
	Title:	Vice President

BLUESTAR RTM INC.

By:	/s/ Andy Bost
	Name:	Andy Bost
	Title:	Authorized Person

Exhibit 10.1

EXECUTION VERSION

CONSENT AND AMENDMENT AGREEMENT

THIS CONSENT AND AMENDMENT AGREEMENT (this “Agreement”) is entered into as of February 15, 2023, by and among the parties identified herein as the SVC Parties, the parties identified herein as the TCA Parties and BP Products North America Inc. (“Parent”).

RECITALS:

WHEREAS, TA LLC leases from the SVC Parties certain real properties and improvements and certain fixtures and tangible and intangible property owned by the SVC Parties that are operated as hospitality, fuel and service facilities (any such facility, a “Travel Center Facility”);

WHEREAS, concurrently with the execution and delivery of this Agreement, TCA and Parent are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with an indirect wholly-owned subsidiary of Parent (“Merger Subsidiary”), pursuant to which, among other things, Merger Subsidiary will merge with and into TCA (the “Merger”), in accordance with the applicable provisions of the MGCL, with the Company surviving the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, the Merger will constitute a change in control or assignment (in each case, as defined under any current lease or other agreement between and among the TCA Parties, on the one hand, and the SVC Parties, on the other hand) of certain TCA Parties which would require the prior written consent of one or more SVC Party under such leases or other agreements;

WHEREAS, the TCA Parties have requested, and each of the SVC Parties wish to provide, their respective consents, on behalf of itself and its subsidiaries, to the entry into the Merger and the transactions contemplated by or in connection with the Merger Agreement, and, in connection therewith, the SVC Parties, the TCA Parties and Parent have agreed to amend the Existing Leases, the Existing Guarantees and related agreements among the SVC Parties and the TCA Parties in certain respects, all in accordance with the terms and provisions of this Agreement; and

WHEREAS, the SVC Trademark Owners have agreed to sell, assign, transfer, convey and deliver to TCA or its designee, and TCA has agreed to purchase and assume from the SVC Trademark Owners, all of such SVC Trademark Owners’ rights, title and interests in and to the Trademarks (as defined below), all in accordance with the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

ARTICLE I
DEFINED TERMS

1.01.         Definitions. The following capitalized terms used in this Agreement shall have the meanings set forth below:

(1)            “Affiliate” means with respect to any Person, any other Person directly or indirectly, now or in the future will be, controlling, controlled by, or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

(2)            “Agreement” is defined in the preamble to this Agreement.

(3)            “Amended and Restated Guarantees” means, collectively, those certain Second Amended and Restated Guaranty Agreements with respect to the Amended and Restated Leases, each made by BP Corporation North America Inc., for the benefit of the applicable SVC Parties, the forms of which are attached as Exhibits B-1 through B-5 to this Agreement.

(4)            “Amended and Restated Leases” means, collectively, those certain Third Amended and Restated Lease Agreements Nos. 1-4 and that certain Second Amended and Restated Lease Agreement No. 5, by and among the applicable SVC Parties and TA LLC, the forms of which are attached as Exhibits A-1 through A-5 to this Agreement.

(5)            “Assignment Agreement” an assignment agreement effecting the assignment of the Trademarks from the SVC Trademark Owners to TCA or its designee, the form of which is attached as Exhibit D to this Agreement.

(6)            “Delivering Party” is defined in Section 4.02 of this Agreement

(7)            “Entity” means any corporation, general or limited partnership, limited liability company or partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, real estate investment trust, cooperative, any government or agency, authority or political subdivision thereof or any other entity.

(8)            “Effective Time” means the “Effective Time” as defined in the Merger Agreement.

(9)            “Existing Guarantees” means, collectively, the five (5) Amended and Restated Guaranty Agreements with respect to the Existing Leases, each made by TCA for the benefit of the applicable SVC Parties and dated as of October 14, 2019.

(10)          “Existing Leases” means, collectively, those certain Second Amended and Restated Lease Agreements Nos. 1-4 and that certain Amended and Restated Lease Agreement No. 5, each by and among the applicable SVC Parties and TA LLC and dated as of October 14, 2019.

(11)          “Indemnified Person” is defined in Section 4.03 of this Agreement.

(12)            “Intellectual Property” means any or all intellectual property rights recognized under any applicable law, including the following and all rights in: (i) patents, design rights and industrial design property rights; (ii) trade secrets and know-how, including inventions (whether or not patentable), discoveries, methods, processes and data; (iii) copyrights and works of authorship and unregistered copyrights; (iv) trademarks, service marks, trade dress, trade names and domain names; and (v) applications, registrations, renewals, extensions, combinations, divisions, continuations, continuations-in-part and reissues of any of the rights referred to in clauses (i) – (iv) above.

(13)            “Merger” is defined in the recitals to this Agreement.

(14)            “Merger Agreement” is defined in the recitals to this Agreement.

(15)            “Merger Subsidiary” is defined in the recitals to this Agreement.

(16)            “MGCL” means the Maryland General Corporation Law.

(17)            “Parent” is defined in the preamble to this Agreement.

(18)            “Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

(19)            “Receiving Party” is defined in Section 4.02 of this Agreement

(20)            “SVC” means Service Properties Trust, a Maryland real estate investment trust.

(21)            “SVC LLC” means HPT TA Properties LLC, a Maryland limited liability company.

(22)            “SVC Parties” means, collectively, SVC, SVC Trust, SVC TRS, SVC LLC, Highway Ventures Properties Trust, a Maryland real estate investment trust, and Highway Ventures Properties LLC, a Maryland limited liability company.

(23)            “SVC Trademark Owners” means, collectively, SVC, SVC Trust, SVC TRS and SVC LLC.

(24)            “SVC TRS” means HPT TRS Inc., a Maryland corporation.

(25)            “SVC Trust” means HPT TA Properties Trust, a Maryland real estate investment trust.

(26)            “TA LLC” means TA Operating LLC, a Delaware limited liability company.

(27)            “TCA” means TravelCenters of America Inc., a Maryland corporation.

(28)            “TCA Parties” means, collectively, TCA and TA LLC.

(29)            “Trademarks” means all worldwide right, title and interest of the SVC Trademark Owners in and to any trade names, trademarks, service marks, domain names, logos and other brand-source indicia, in each case, whether or not registered, and all applications, registrations and renewals of the foregoing, and, in each case, all goodwill related thereto, used in connection with any Travel Center Facility, including the trademark registrations and applications identified on Exhibit C attached hereto.

(30)            “Transaction Agreement” means that certain Transaction Agreement, dated as of January 29, 2007, by and among SVC, TCA and the other parties identified therein.

(31)            “Travel Center Facility” is defined in the recitals to this Agreement.

ARTICLE II
CONSENT TO MERGER

2.01.            Consent to Merger. Each of the SVC Parties, on behalf of itself and its subsidiaries, hereby (i) acknowledges and consents to the entry into the Merger Agreement, the consummation of the Merger and any other transactions contemplated by the Merger Agreement and any resulting change in control or assignment (in each case, as defined under any applicable lease or other agreement between and among the SVC Parties and the TCA Parties) of the TCA Parties resulting from either or both of the Merger and such transactions, (ii) acknowledges that this consent will be deemed to satisfy any and all of the requirements for notice of and consent with respect to the Merger or the other transactions contemplated by the Merger Agreement pursuant to any applicable lease or other agreement between and among the SVC Parties and the TCA Parties, without the need for any further action by any TCA Party, (iii) agrees that the TCA Parties shall not be deemed to be in default, breach or violation of any such lease or other agreement as a result of the Merger or the other transactions contemplated by the Merger Agreement and (iv) waives any claim, rights or remedies such SVC Party may have under any such lease or other agreement to the extent triggered by the Merger or the other transactions contemplated by the Merger Agreement (provided, however, that such waiver shall not apply to any rights provided for any such SVC Party pursuant to the Merger Agreement), which consent and waiver shall become effective and binding upon each SVC Party and each of their respective subsidiaries immediately upon execution by such SVC Party; provided that consent shall be automatically revoked, if and only if, the Merger Agreement is terminated in accordance with its terms prior to the Effective Time.

ARTICLE III
CERTAIN AGREEMENTS OF THE PARTIES

3.01.            Amended and Restated Leases and Amended and Restated Guarantees. The TCA Parties, the SVC Parties and Parent hereby agree to amend and restate the Existing Leases and the Existing Guarantees upon entering into the Amended and Restated Leases attached hereto as Exhibits A-1 through A-5 and the Amended and Restated Guarantees attached hereto as Exhibits B-1 through B-5, and the foregoing actions described in this Section 3.01 shall become effective immediately upon release of the signature pages of each party to each of the Amended and Restated Leases and the Amended and Restated Guarantees in accordance with Section 4.02.

3.02.         Minimum Rent. For the avoidance of doubt, to the extent any underpayment or overpayment of Minimum Rent shall have been made for the month in which the Effective Date of the Amended and Restated Leases shall occur, the applicable Landlord and applicable Tenant shall make appropriate “true up” adjustments. Capitalized terms used but not otherwise defined in this Section 3.02 shall have the meanings given such terms in the Amended and Restated Leases.

3.03.         Trademarks.

(1)            Purchase and Sale. Subject to the terms and conditions set forth in this Section 3.03, at the Effective Time, each SVC Trademark Owner hereby agrees to sell, assign, transfer, convey and deliver to TCA or its designee, and TCA hereby agrees to purchase and assume from the SVC Trademark Owners, all of such SVC Trademark Owner’s rights, title and interests in and to the Trademarks, and the foregoing actions described in this Section 3.03(1) shall become effective immediately upon release of the signature pages of each party to the Assignment Agreement attached hereto as Exhibit D in accordance with Section 4.02.

(2)            Purchase Price. The aggregate purchase price for the Trademarks shall be equal to their net book value of $89.4 million, to be paid by TCA (or, at Parent’s election, Parent, on behalf of TCA), by wire transfer to an account designated by SVC at the Effective Time, or otherwise as agreed by Parent and SVC in writing.

(3)            Other Matters. Prior to the Effective Time, none of the SVC Trademark Owners shall sell, assign, transfer, convey, deliver, encumber, pledge, lease or license the Trademarks or abandon or permit the lapse of any rights in the Trademarks.

3.04.         Further Assurances. (a) Each of the TCA Parties, the SVC Trademark Owners and Parent or its designee hereby agrees to, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions which may be reasonably necessary (i) for vesting title to, and effectuating the transfer and recording of, the Trademarks in TCA or its designee and (ii) to effectuate the transactions contemplated hereunder, and (b) each of the SVC Trademark Owners hereby agrees to, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions which may be reasonably necessary to effectuate the Merger and the transactions related thereto.

ARTICLE IV
MISCELLANEOUS PROVISIONS

4.01.         Representations and Warranties.

(1)            Trademarks. Each SVC Trademark Owner hereby represents and warrants to Parent and TCA that, at all time until the Effective Time: (a) they are the sole legal and beneficial owners of, and have good and marketable title to, the applicable Trademarks, free and clear of any and all liens and security interests; (b) they are not bound by any outstanding judgment, injunction, order or decree restricting the use of the applicable Trademarks or restricting the licensing thereof to any Person; (c) there are no claims pending or threatened against them by any Person with respect to the ownership, validity, enforceability, effectiveness or use of the applicable Trademarks; (d) they have not asserted any claim, demand or notice against any Person alleging any infringement, misappropriation, dilution or other violation with respect to the applicable Trademarks and, to their knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any of the applicable Trademarks; and (e) none of the SVC Trademark Owners have granted any Person, other than a TCA Party, any consent, license, permission or right to use any of the Trademarks. Each SVC Party hereby represents and warrants to Parent and TCA that, at all times until the Effective Time, other than the Trademarks, no SVC Party has any rights to Intellectual Property used in or necessary for the operation of the businesses of TCA and its Subsidiaries.

(2)            General. Each of the parties to this Agreement hereby represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

4.02.         Release of Signature Pages. Simultaneously with the execution and delivery of this Agreement and the Merger Agreement, each of the SVC Parties, the TCA Parties and Parent (each a “Delivering Party”) has executed and delivered the Delivering Party’s signed signature page to each of the Amended and Restated Leases, the Amended and Restated Guarantees and the Assignment Agreement (to the extent a party thereto) to outside legal counsel of each other party to each such agreement (each a “Receiving Party”), and each Delivering Party hereby (a) acknowledges and agrees that its signature pages shall be, and hereby are released, and shall become, and hereby are deemed effective, simultaneously with the Effective Time and (b) irrevocably instructs and authorizes such outside counsel of each Receiving Party to release each such signature page to the Receiving Party who is its client simultaneously with the Effective Time, including for purposes of satisfaction of Section 9(d) of the Merger Agreement. Consequently, simultaneously with the occurrence of the Effective Time each of the Amended and Restated Leases, the Amended and Restated Guarantees and the Assignment Agreement shall become effective and shall be dated as of the date of the Effective Time on such date. Unless otherwise agreed by the parties in writing, if the Merger Agreement is terminated, the parties agree that simultaneously with such termination the signature pages of each Delivering Party to each of the Amended and Restated Leases, the Amended and Restated Guarantees and the Assignment Agreement previously delivered pursuant to this Section 4.02 shall be deemed to have been voided and discarded and such agreements will not become effective.

4.03.         Applicable Law; Arbitration. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Maryland, with regard to its “choice of law” rules. Any “Dispute” (as such term is defined in the Amended and Restated Leases) under this Agreement shall be resolved through final and binding arbitration conducted in accordance with the procedures and with the effect of, arbitration as provided for in the Amended and Restated Leases.

4.04.         Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the parties, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

4.05.         Counterparts, Etc. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” format or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

4.06.         Section and Other Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neutral forms. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and shall not mean simply “if”. The word “or” shall not be exclusive. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement, the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which New York, New York is located. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

4.07.         Assignment; Successors and Assigns; Third Party Beneficiaries.

(1)            The provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to, and does not, confer any rights, benefits, remedies, obligations or liabilities, express or implied, hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

(2)            This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other parties, except to a successor to such party by merger or consolidation or an assignee of substantially all of the assets of such party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other Person. Any purported assignment not permitted under this Section 4.07(2) shall be null and void.

4.08.            Entire Agreement. As of the Effective Time, this Agreement, the Amended and Restated Leases and the Amended and Restated Guarantees together constitute the entire agreement of the parties hereto with respect to the subject matter hereof or thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement, and any agreements evidencing the leases or other agreements between and among the TCA Parties and the SVC Parties in effect on or prior to the Effective Time, including the Transaction Agreement, the Existing Leases and the Existing Guarantees, shall be null and void in all respects from and after the Effective Time, including with respect to any direct or indirect third party beneficiaries of such prior agreements.

4.09.            Exculpation. THE DECLARATIONS OF TRUST ESTABLISHING SVC, SVC TRUST AND HIGHWAY VENTURES PROPERTIES TRUST, COPIES OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (EACH, A “DECLARATION”), ARE DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDE THAT THE NAME “SERVICE PROPERTIES TRUST”, “HPT TA PROPERTIES TRUST” AND “HIGHWAY VENTURES PROPERTIES TRUST” (AS APPLICABLE) REFERS TO THE TRUSTEES UNDER THE APPLICABLE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF SVC, SVC TRUST OR HIGHWAY VENTURES PROPERTIES TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SVC, SVC TRUST OR HIGHWAY VENTURES PROPERTIES TRUST, RESPECTIVELY. ALL PERSONS DEALING WITH SVC, SVC TRUST OR HIGHWAY VENTURES PROPERTIES TRUST IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF SVC, SVC TRUST AND HIGHWAY VENTURES PROPERTIES TRUST, RESPECTIVELY, FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with the intention of creating an instrument under seal.

SVC PARTIES:

SERVICE PROPERTIES TRUST
HPT TA PROPERTIES TRUST
HPT TA PROPERTIES LLC
HPT TRS INC.
HIGHWAY VENTURES PROPERTIES TRUST
HIGHWAY VENTURES PROPERTIES LLC

By:	/s/ Brian E. Donley
Brian E. Donley
Chief Financial Officer and Treasurer

TCA PARTIES:

TRAVELCENTERS OF AMERICA INC.
TA OPERATING LLC

By:	/s/ Jonathan M. Pertchik
Jonathan M. Pertchik
Chief Executive Officer

PARENT:

BP PRODUCTS NORTH AMERICA INC.

By:	/s/ Matt Bueninck
	Name:	Matt Bueninck
	Title:	Authorized Person

 Exhibit 10.2

Form

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (this “Agreement”), is made and entered into by and between TravelCenters of America Inc., a Maryland corporation (together with all subsidiaries, hereinafter referred to as the “Company”) and [ ] (the “Executive”), effective as of February ___, 2023 (the “Effective Date”).

1.            Severance Benefits. Subject to the Executive remaining employed by the Company through the closing of the Transaction, the Executive will be eligible to receive an amount in cash equal to: (i) the sum of the Executive’s Base Salary plus the Annual Bonus and (ii) a pro rata portion of the Annual Bonus, determined by multiplying the Annual Bonus by a fraction, the numerator of which is the number of days during the calendar year that elapsed prior to the closing of the Transaction and the denominator of which is 365 (the amount described in subclause (ii), the “Accrued Bonus” and the amounts described in subclauses (i) and (ii), the “Severance Amount”), subject to the Executive’s compliance with Section 2 of this Agreement. The Severance Amount shall be paid, if at all, in a lump sum no more than sixty (60) days following the closing of the Transaction.

2.            Conditions to Payment. Any obligation of the Company to pay or provide the Severance Amount under this Agreement is conditioned upon the Executive’s execution and delivery to the Company of a release of claims in favor of the Company and its Affiliates in substantially the form of the Company’s standard release (the “Release”) and such Release becoming fully effective and irrevocable by the date specified therein, but in no event more than sixty (60) days following the closing of the Transaction.

3.            Definitions.

(a)            “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

(b)            “Annual Bonus” means the total annual bonus paid to the Executive by the Company and The RMR Group Inc. (“RMR”), as applicable for the 2022 calendar year.

(c)            “Base Salary” means the total annual base salary paid to the Executive by the Company and RMR, as applicable for the 2022 calendar year.

(d)            “Board” means the Board of Directors of the Company.

(e)            “Code” means the Internal Revenue Code of 1986, as amended.

(f)            “Transaction” means the business combination with BP Products North America Inc., an Maryland corporation (“Parent”), whereby Bluestar RTM Inc. a wholly-owned subsidiary of Parent (“Merger Subsidiary”), shall be merged with and into the Company whereupon the separate corporate existence of Merger Subsidiary shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent (the “Merger”) in accordance with the applicable provisions of the Maryland General Corporation Law (“MGCL”).

4.            Section 409A.

(a)            The parties intend for the compensation provided under this Agreement to be exempt from the provisions of Section 409A of the Code (together with the regulations and guidance promulgated thereunder, “Section 409A”) and this Agreement shall be construed consistent with that intent. Notwithstanding the foregoing, in no event shall the Company or any of its Affiliates or successors have any liability to the Executive or to any other person claiming rights under this Agreement relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, Section 409A.

(b)            If any payment or benefit hereunder constituting “nonqualified deferred compensation” subject to Section 409A would be subject to subsection (a)(2)(B)(i) of Section 409A (relating to payments made to “specified employees” of publicly traded companies upon separation from service), any such payment or benefit to which the Executive would otherwise be entitled during the six (6)-month period following the Executive’s separation from service shall instead be provided or paid without interest on the first business day following the expiration of such six (6)-month period, or if earlier, the date of the Executive’s death.

(c)            Each payment made under this Agreement shall be treated as a separate payment for purposes of Section 409A.

5.            Section 280G. If any payment or benefit that the Executive may receive, whether or not payable or provided under this Agreement (“Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of outstanding equity awards. In the event that acceleration of vesting of outstanding equity awards is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of the Executive’s outstanding equity awards. All calculations and determinations made pursuant this Section 5 will be made by an independent accounting or consulting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and Section 4999 of the Code. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6.            Withholding Taxes. Payments by the Company under this Agreement shall be reduced by any tax or other amount required to be withheld by the Company under applicable law, as determined by the Company in its sole discretion.

7.            Nontransferability. Neither this Agreement nor any rights under this Agreement may be sold, transferred, pledged, hypothecated, assigned, or otherwise disposed of or encumbered (directly or indirectly). Notwithstanding the foregoing, the Company may assign its rights and obligations under this Agreement without the Executive’s consent in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any other entity or transfer all or substantially all of its properties, stock, or assets to any other entity.

8.            No Implied Rights. The Executive’s employment shall at all times be at will. Nothing contained in this Agreement shall confer upon the Executive any right with respect to the terms of or continuation of the Executive’s employment with the Company or interfere with the right of the Company to terminate the Executive’s employment at any time, with or without notice or cause.

9.            Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter described herein and replaces all prior communications, agreements, and understandings, written or oral, with respect to any such bonus. This Agreement may not be amended or modified except in a writing signed by the Company and the Executive.

10.          Governing Law; Forum. This Agreement shall be governed in all respects, including as to validity, interpretation, and effect, by the internal laws of the state of Maryland, without giving effect to the conflict of laws rules thereof to the extent that any such rules would require or permit the application of the laws of any other jurisdiction. The parties agree that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted in a state or federal court of competent jurisdiction located in the state of Maryland and they hereby irrevocably submit to the exclusive jurisdiction of any such court.

11.          Payment Obligation. The Severance Amount shall be paid to the Executive by the Company, provided that RMR has agreed that twenty percent (20%) of the Accrued Bonus shall be paid to the Executive by RMR.

12.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TRAVELCENTERS OF AMERICA INC.

By:
Name:
Title:

EXECUTIVE

[NAME]

[Signature Page to Executive Severance Agreement]

Exhibit 99.1

For Immediate Release

TravelCenters of America to be Acquired by BP for $86.00 Per Share, or Approximately $1.3 Billion

Transaction Provides Shareholders with an 84% Premium to Average Share Price of Last 30 Trading Days

WESTLAKE, Ohio – Feb. 16, 2023 – TravelCenters of America Inc. (Nasdaq: TA), the nationwide operator and franchisor of the TA, Petro Stopping Centers and TA Express travel center brands, today announced that it has entered into a merger agreement with BP p.l.c. (NYSE: BP), pursuant to which BP will acquire all of the outstanding shares of TA common stock for $86.00 per share in cash. The sale price represents an 84% premium to the average trading price of the 30 days ended February 15, 2023 of $46.68. The total equity value is approximately $1.3 billion.

Jonathan M. Pertchik, TA’s Chief Executive Officer, made the following statement:

“Today’s announcement that BP is acquiring TA for $86 per share is a result of the successful implementation of our turnaround and strategic plans. We have improved our core travel center business, expanded our network, launched eTA to prepare for the future of alternative fuels and improved our operating and financial results, none of which we could have accomplished without the hard work and dedication of our employees at every level.”

Today’s announcement is the culmination of a comprehensive process by TA’s Board. Following the implementation of TA’s turnaround plan and several quarters of improved operating performance, TA received unsolicited interest to acquire the Company. In response, TA’s Board hired financial and legal advisors as part of a formal process to consider a potential sale of the Company. This process ultimately included competitive rounds of bidding from potential buyers that resulted in the transaction announced today.

A condition of the sale is the approval by shareholders who own a majority of TA’s shares outstanding. Service Properties Trust (Nasdaq: SVC), which owns 7.8% of TA’s shares outstanding, and The RMR Group (Nasdaq: RMR), which owns 4.1% of TA’s shares outstanding, both have agreed to vote their shares in favor of the sale. At the closing of the transaction, TA will terminate its management agreement with RMR pursuant to the terms of the agreement and pay a termination fee to RMR that is currently estimated to be approximately $44 million. Subject to shareholder and regulatory approval, the parties are targeting closing the acquisition by mid-year 2023.

The transaction was unanimously approved by the TA Board of Directors. Citigroup acted as exclusive financial advisor to TA and Ropes & Gray as TA’s legal advisor in connection with the transaction.

About TravelCenters of America

TravelCenters of America Inc. (Nasdaq: TA) is the nation's largest publicly traded full-service travel center network. Founded in 1972 and headquartered in Westlake, Ohio, its over 18,000 team members serve guests in 281 locations in 44 states, principally under the TA®, Petro Stopping Centers® and TA Express® brands. Offerings include diesel and gasoline fuel, truck maintenance and repair, full-service and quick-service restaurants, travel stores, car and truck parking and other services dedicated to providing great experiences for its guests. TA is committed to sustainability, with its specialized business unit, eTA, focused on sustainable energy options for professional drivers and motorists. TA operates over 600 full-service and quick-service restaurants and nine proprietary brands, including Iron Skillet® and Country Pride®. For more information, visit www.ta-petro.com.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the proposed acquisition of TravelCenters of America Inc. (“TravelCenters”) by BP Products North America Inc. (“Parent”). This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, TravelCenters plans to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. TravelCenters may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement or any other document that may be filed by TravelCenters with the SEC.

BEFORE MAKING ANY VOTING DECISION, TRAVELCENTERS’ STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY TRAVELCENTERS WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at a TravelCenters stockholder meeting to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in TravelCenters’ proxy statement. Stockholders may obtain a free copy of the proxy statement and other documents TravelCenters files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. TravelCenters makes available free of charge on its investor relations website at investors.ta-petro.com/investors copies of materials it files with, or furnishes to, the SEC.

The proposed transaction will be implemented solely pursuant to the Agreement and Plan of Merger, by and among TravelCenters, Bluestar RTM Inc. and Parent, dated as of February 14, 2023 (the “Merger Agreement”), which contains the full terms and conditions of the proposed transaction.

Participants in the Solicitation

TravelCenters and certain of its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from TravelCenters’ stockholders in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of TravelCenters’ directors and executive officers in TravelCenters’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on February 23, 2022, and its definitive proxy statement for the 2022 annual general meeting of stockholders, which was filed with the SEC on April 7, 2022. To the extent the holdings of TravelCenters’ securities by TravelCenters’ directors and executive officers have changed since the amounts set forth in TravelCenters’ proxy statement for its 2022 annual general meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Investors may obtain additional information regarding the interests of participants in the solicitation of proxies from TravelCenters’ stockholders in connection with in the proposed transaction, which may, in some cases, be different than those of TravelCenters’ stockholders generally, by reading the proxy statement relating to the proposed transaction when it is filed with the SEC and other materials that may be filed with the SEC in connection with the proposed transaction when they become available. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of the TravelCenters’ website at https://investors.ta-petro.com/.

Warning Regarding Forward Looking Statements

This communication contains “forward-looking statements,” including statements containing the words “expect,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. Statements that describe or relate to Parent’s or TravelCenters’ plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements include, without limitation, the effect of the announcement of the proposed transaction on the ability of TravelCenters to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom TravelCenters does business, or on TravelCenters operating results and business generally; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; the outcome of any legal proceedings related to the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; the ability of Parent to implement its plans, forecasts and other expectations with respect to its business after the completion of the proposed transaction and realize expected benefits; business disruption following the proposed transaction. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors listed in the section entitled “Risk Factors” in Item 1A of TravelCenters’ Annual Report on Form 10-K filed with the SEC on February 23, 2022, and those factors detailed from time to time in TravelCenters’ other SEC reports including quarterly reports on Form 10-Q and current reports on Form 8-K. TravelCenters does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contact:

Stephen Colbert

TravelCenters of America

scolbert@ta-petro.com

Media Contacts:

Tina Arundel

TravelCenters of America

tarundel@ta-petro.com

Andrew Siegel / Jack Kelleher

Joele Frank

212-355-4449